The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

This free writing prospectus is not required to, and does not, contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The securities referred to in this free writing prospectus are being offered when, as and if issued.  Our obligation to sell securities to you is conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the Issuer nor the Underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

TERM SHEET SUPPLEMENT

GreenPoint Mortgage Funding Trust 2006-AR1

Issuer

EMC Mortgage Corporation

Seller and Servicer

Structured Asset Mortgage Investments II Inc.

Depositor

GreenPoint Mortgage Funding Trust 2006-AR1

Mortgage Pass-Through Certificates, Series 2006-AR1

Neither the Securities and Exchange Commission nor any state securities commission has approved the certificates or determined if this prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Attorney General of the state of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is unlawful.

For use with negative amortization loan securitizations involving senior certificates and subordinate certificates, consisting of certain classes of Class M Certificates and Class B certificates.

Bear, Stearns & Co. Inc.

Underwriter

For use with prospectus dated December 20, 2004

RISK FACTORS

You should carefully consider, among other things, the following factors in connection with the purchase of the offered certificates:

Your Yield on the Certificates Will be Subject to any Negative Amortization on the Related Mortgage Loans.

All of the mortgage loans in the trust fund are negative amortization loans. Generally, after one to four months following their origination, the interest rates on negative amortization loans typically adjust monthly but their monthly payments and amortization schedules adjust annually. In addition, in most circumstances, the amount by which a monthly payment may be adjusted on an annual payment adjustment date may be limited and may not be sufficient to amortize fully the unpaid principal balance of a mortgage loan over its remaining term to maturity. The initial interest rates on this type of mortgage loans may be lower than the sum of the indices applicable at origination and the related margins. During a period of rising interest rates, as well as prior to the annual adjustment to the monthly payment made by the mortgagor, the amount of interest accruing on the principal balance of these mortgage loans may exceed the amount of the minimum monthly payment. As a result, a portion of the accrued interest on negatively amortizing loans may become deferred interest which will be added to their principal balances and will also bear interest at the applicable interest rates. The amount of any deferred interest accrued on a mortgage loan during a due period will reduce the amount of interest available to be distributed on the related certificates on the related distribution date.

If the interest rates on the mortgage loans decrease prior to an adjustment in the monthly payment, a larger portion of the monthly payment will be applied to the unpaid principal balance of the mortgage loan, which may cause the related classes of certificates to amortize more quickly. Conversely, if the interest rates on the mortgage loans increase prior to an adjustment in the monthly payment, a smaller portion of the monthly payment will be applied to the unpaid principal balance of the mortgage loan, which may cause the related classes of certificates to amortize more slowly. If the unpaid principal balance of a negative amortization loan exceeds the original balance of the mortgage loan by more than 7.50%, the monthly payment due on that negative amortization loan will be reset without regard to the periodic payment cap in order to provide for the outstanding balance of the mortgage loan to be paid in full at its maturity. In addition, on the fifth payment adjustment date of a mortgage loan and every fifth payment adjustment date thereafter and the last payment adjustment date prior to the mortgage loan's maturity, the monthly payment due on that mortgage loan will be reset without regard to the related periodic payment cap or if the unpaid principal balance exceeds a percentage of 110% of the original principal balance due to deferred interest, the monthly payment due on that mortgage loan will be reset without regard to the related periodic payment cap, in each case in order to provide for the outstanding balance of the mortgage loan to be paid in full at its maturity by the payment of equal monthly installments. These features may affect the rate at which principal on these mortgage loans is paid and may create a greater risk of default if the borrowers are unable to pay the monthly payments on the related increased principal balances.

The amount of deferred interest, if any, with respect to the mortgage loans for a given month will reduce the amount of interest collected on these mortgage loans and available to be distributed as a distribution of interest to the related classes of certificates. The resulting reduction in interest collections on the mortgage loans will be offset, in part or in whole, by applying all payments of principal received on the mortgage loans to interest distributions on the related classes of certificates. For any distribution date, the net deferred interest on the mortgage loans will be allocated to each class of certificates as set forth in the Term Sheet. The amount of the reduction of accrued interest distributable to each class of certificates attributable to net deferred interest will be added to the current principal amount of that class. Only the amount by which the payments of principal received on the mortgage loans exceed the amount of deferred interest on the mortgage loans will be distributed as principal to the related classes of certificates. The increase in the class certificate balance of any class of certificates and the slower reduction in the class certificate balances due to the use of all principal collected on the mortgage loans to offset the deferred interest will have the effect of increasing the weighted average lives of the certificates and increasing your exposure to realized losses on the related mortgage loans. We cannot predict the extent to which mortgagors will prepay their mortgage loans and therefore cannot predict the extent of the effect of the allocation of net deferred interest on your certificates.

In addition, as the principal balance of a mortgage loan subject to negative amortization will increase by the amount of deferred interest allocated to such loan, the increasing principal balance of a negative amortization loan may approach or exceed the value of the related mortgaged property, thus increasing the likelihood of defaults as well as the amount of any loss experienced with respect to any such negative amortization that is required to be liquidated. Furthermore, each mortgage loan provides for the payment of any remaining unamortized principal balance thereto (due to the addition of deferred interest, if any, to the principal balance of the mortgage loan) in a single payment at the maturity of such mortgage loan. Because the related mortgagors may be required to make a larger single payment upon maturity, it is possible that the default risk associated with mortgage loans subject to negative amortization is greater than associated with fully amortizing mortgage loans.

The Offered Certificates Will Have Limited Liquidity, So You May Be Unable to Sell Your Securities or May Be Forced to Sell Them at a Discount from Their Fair Market Value.

The underwriter intends to make a secondary market in the offered certificates, however the underwriter will not be obligated to do so. There can be no assurance that a secondary market for the offered certificates will develop or, if it does develop, that it will provide holders of the offered certificates with liquidity of investment or that it will continue for the life of the offered certificates. As a result, any resale prices that may be available for any offered certificate in any market that may develop may be at a discount from the initial offering price or the fair market value thereof. The offered certificates will not be listed on any securities exchange.

Credit Enhancement Is Limited; the Failure of Credit Enhancement to Cover Losses on the Trust Fund Assets May Result in Losses Allocated to the Offered Certificates.

The subordination of the subordinate certificates to the senior certificates as described herein is intended to enhance the likelihood that holders of the senior certificates and, to a more limited extent, that holders of the offered subordinate certificates, will receive regular payments of interest and principal and to provide the holders of the senior certificates and, to a more limited extent, that holders of the offered subordinate certificates, with protection against losses realized when the remaining unpaid principal balance on a mortgage loan exceeds the amount of proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating the principal portion of any realized losses, to the extent such losses are in excess of any excess spread and any overcollateralization, among the certificates, beginning with the subordinate certificates with the lowest payment priority, until the current principal amount of that subordinate class has been reduced to zero. The principal portion of realized losses are then allocated to the next most junior class of subordinate certificates, until the current principal amount of each class of subordinate certificates is reduced to zero. If no subordinate certificates remain outstanding, the principal portion of realized losses will be allocated to the Class A certificates until the current principal amount thereof has been reduced to zero. Accordingly, if the aggregate current principal amount of the non-offered subordinate certificates were to be reduced to zero, delinquencies and defaults on the mortgage loans would reduce the amount of funds available for monthly distributions to the holders of the offered subordinate certificates and, if the aggregate current principal amount of the offered subordinate certificates were to be reduced to zero, delinquencies and defaults on the mortgage loans would reduce the amount of funds available for monthly distributions to the holders of the senior certificates.

Developments in Specified Regions Could Have a Disproportionate Effect on the Mortgage Loans due to Geographical Concentrations of Mortgaged Properties.

Some of the mortgage loans may be concentrated in certain geographical regions. Property in those regions may be more susceptible than properties located in other parts of the country to certain types of uninsurable hazards, such as earthquakes, floods, mudslides and other natural disasters. In addition:

•

economic conditions in a specific region with a significant concentration of properties underlying the mortgage loans (which may or may not affect real property values) may affect the ability of borrowers to repay their loans on time;

•	declines in a region’s residential real estate market may reduce the values of properties located in that region, which would result in an increase in the loan-to-value ratios; and

•

any increase in the market value of properties located in a particular region would reduce the loan-to-value ratios and could, therefore, make alternative sources of financing available to the borrowers at lower interest rates, which could result in an increased rate of prepayment of the mortgage loans.

Any risks associated with mortgage loan concentration may affect the yield to maturity of the offered certificates to the extent losses caused by these risks are not covered by subordination provided by the subordinate certificates.

A Transfer of Servicing May Result in an Increased Risk of Delinquency and Loss on the Mortgage Loans.

It is expected that the primary servicing for the mortgage loans will be transferred to the servicer within a month or two months after the closing date; however, the servicer will be obligated to service the mortgage loans as of the closing date. Any servicing transfer will involve notifying mortgagors to remit payments to a new servicer, transferring physical possession of loan files and records to the new servicer and entering loan and mortgagor data on the management information systems of the new servicer. Accordingly, such transfers could result in misdirected notices, misapplied payments, data input problems and other problems. In addition, investors should note that when the servicing of mortgage loans is transferred, there is generally an increase in delinquencies associated with such transfer. Such increase in delinquencies and problems incurred with the transfer to the new servicer may result in losses, which, to the extent they are not absorbed by credit enhancement, will cause losses or shortfalls to be incurred by the holders of the offered certificates. In addition, any higher default rate resulting from such transfer may result in an acceleration of prepayments on those mortgage loans.

The Underwriting Standards of Some of the Mortgage Loans Do Not Conform to the Standards of Fannie Mae or Freddie Mac, Which May Present a Greater Risk of Loss with Respect to the Mortgage Loans.

Some of the mortgage loans were underwritten generally in accordance with underwriting standards which are primarily intended to provide for single family “non-conforming” mortgage loans. A “non-conforming” mortgage loan means a mortgage loan which is ineligible for purchase by Fannie Mae or Freddie Mac due to either credit characteristics of the related mortgagor or documentation standards in connection with the underwriting of the related mortgage loan that do not meet the Fannie Mae or Freddie Mac underwriting guidelines for “A” credit mortgagors. These credit characteristic include mortgagors whose creditworthiness and repayment ability do not satisfy such Fannie Mae or Freddie Mac underwriting guidelines and mortgagors who may have a record of credit write-offs, outstanding judgments, prior bankruptcies and other credit items that do not satisfy such Fannie Mae or Freddie Mac underwriting guidelines. These documentation standards may include mortgagors who provide limited or no documentation in connection with the underwriting of the related mortgage loan. Accordingly, mortgage loans underwritten under the originator's non-conforming credit underwriting standards are likely to experience rates of delinquency, foreclosure and loss that are higher, and may be substantially higher, than mortgage loans originated in accordance with the Fannie Mae or Freddie Mac underwriting guidelines. Any resulting losses, to the extent not covered by credit enhancement, may affect the yield to maturity of the offered certificates.

Book-Entry Securities May Delay Receipt of Payment and Reports.

If the trust fund issues certificates in book-entry form, certificateholders may experience delays in receipt of payments and/or reports since payments and reports will initially be made to the book-entry depository or its nominee. In addition, the issuance of certificates in book-entry form may reduce the liquidity of certificates so issued in the secondary trading market since some investors may be unwilling to purchase certificates for which they cannot receive physical certificates.

The Yield to Maturity on the Offered Certificates Will Depend on a Variety of Factors.

The yield to maturity on the offered certificates will depend, in general, on:

•	the applicable purchase price; and

•

the rate and timing of principal payments (including prepayments, collections upon defaults, liquidations and repurchases and the allocation of deferred interest) on the related mortgage loans and the allocation thereof to reduce or increase the current principal amount of the offered certificates, as well as other factors.

The yield to investors on the offered certificates will be adversely affected by any allocation thereto of interest shortfalls on the mortgage loans.

In general, if the offered certificates are purchased at a premium and principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if the offered certificates are purchased at a discount and principal distributions occur at a rate slower than that anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that originally assumed.

The rate and timing of distributions allocable to principal on the offered certificates will depend, in general, on the rate and timing of principal payments (including prepayments, collections upon defaults, liquidations and repurchases and the allocation of deferred interest) on the mortgage loans and the allocation thereof to pay principal on these certificates as provided herein. As is the case with mortgage pass-through certificates generally, the offered certificates are subject to substantial inherent cash-flow uncertainties because the mortgage loans may be prepaid at any time. However, with respect to some of the mortgage loans, a prepayment within one to four years of its origination may subject the related mortgagor to a prepayment charge, which may act as a deterrent to prepayment of the mortgage loan during the applicable period. However, under certain circumstances, the prepayment charge may be waived by the servicer. There can be no assurance that any prepayment charges will have any effect on the prepayment performance of the mortgage loans. See “Description of the Mortgage Loans” herein.

The seller may, from time to time, implement programs designed to encourage refinancing. These programs may include, without limitation, modifications of existing loans, general or targeted solicitations, the offering of pre-approved applications, reduced origination fees or closing costs or other financial incentives. Targeted solicitations may be based on a variety of factors, including the credit of the borrower or the location of the mortgaged property. In addition, the seller may encourage assumptions of mortgage loans, including defaulted mortgage loans, under which creditworthy borrowers assume the outstanding indebtedness of the mortgage loans which may be removed from the related mortgage pool. As a result of these programs, with respect to the mortgage pool underlying any trust, the rate of principal prepayments of the mortgage loans in the mortgage pool may be higher than would otherwise be the case and in some cases, the average credit or collateral quality of the mortgage loans remaining in the mortgage pool may decline.

Generally, when prevailing interest rates are increasing, prepayment rates on mortgage loans tend to decrease. A decrease in the prepayment rates on the mortgage loans will result in a reduced rate of return of principal to investors in the offered certificates at a time when reinvestment at higher prevailing rates would be desirable.

Conversely, when prevailing interest rates are declining, prepayment rates on mortgage loans tend to increase. An increase in the prepayment rates on the mortgage loans will result in a greater rate of return of principal to investors in the offered certificates at time when reinvestment at comparable yields may not be possible.

During at least the first three years after the closing date, the entire amount of payments of principal with respect to the mortgage loans will be allocated to the senior certificates, as described herein, unless the current principal amount of the senior certificates has been reduced to zero. This will accelerate the amortization of the senior certificates in each certificate group as a whole while, in the absence of losses in respect of the mortgage loans, increasing the percentage interest in the principal balance of the mortgage loans the subordinate certificates evidence.

For further information regarding the effect of principal prepayments on the weighted average lives of the offered certificates, see “Yield and Prepayment Considerations” herein, including the tables entitled “Percent of Initial Principal Amount Outstanding” herein.

The Subordinate Certificates Have a Greater Risk of Loss than the Senior Certificates.

When certain classes of certificates provide credit enhancement for other classes of certificates it is sometimes referred to as “subordination.” For purposes herein, “subordinated classes” means:

•	with respect to the Class A certificates: the Class M and Class B certificates and any overcollateralization;
•	with respect to the Class M certificates: each class, if any, of Class M certificates with a higher numerical designation and the Class B certificates and any overcollateralization;
•	with respect to the Class B certificates: each class, if any, of Class B certificates with a higher numerical designation and any overcollateralization;

Credit enhancement for the certificates will be provided, first, by the right of the holders of the senior certificates to receive certain payments of interest and principal prior to the subordinated classes and, second, by the allocation of realized losses to the subordinated classes before allocation to the senior certificates. This form of credit enhancement uses collections on the mortgage loans otherwise payable to the holders of the related subordinate classes to pay amounts due on the more senior classes. Such collections are the sole source of funds from which such credit enhancement is provided. Realized losses in excess of any available excess spread and any current overcollateralization are allocated to the subordinate certificates, beginning with the Class B certificates with the highest numerical designation, until the principal amount of that class has been reduced to zero. Accordingly, if the aggregate principal balance of a subordinated class were to be reduced to zero, delinquencies and defaults on the mortgage loans would reduce the amount of funds available for monthly distributions to holders of the remaining subordinated class or classes of certificates and, if the aggregate principal balance of all the subordinated classes were to be reduced to zero, delinquencies and defaults on the mortgage loans would reduce the amount of funds available for monthly distributions to holders of the senior certificates. You should fully consider the risks of investing in a subordinate certificate, including the risk that you may not fully recover your initial investment as a result of realized losses.

The weighted average lives of, and the yields to maturity on, the Class M and Class B certificates will be progressively more sensitive sequentially, starting with the Class B certificates with the highest numerical order and then the Class M certificates with the highest numerical order, to the rate and timing of mortgagor defaults and the severity of ensuing losses on the mortgage loans. If the actual rate and severity of losses on the mortgage loans is higher than those assumed by an investor in such certificates, the actual yield to maturity of such certificates may be lower than the yield anticipated by such holder based on such assumption. The timing of losses on the mortgage loans will also affect an investor's actual yield to maturity, even if the rate of defaults and severity of losses over the life of the mortgage loans are consistent with an investor's expectations. In general, the earlier a loss occurs, the greater the effect on an investor's yield to maturity. Realized losses on the mortgage loans, to the extent they exceed the amount of overcollateralization following distributions of principal on the related distribution date, will reduce the current principal amounts of the Class M and Class B certificates sequentially, starting with the Class B certificates with the highest numerical order and then the Class M certificates with the highest numerical order,. As a result of such reductions, less interest will accrue on such class of subordinate certificates than would otherwise be the case. Once a realized loss is allocated to a subordinate certificate, no interest will be distributable with respect to such written down amount. However, the amount of any realized losses allocated to the subordinate certificates may be reimbursed to the holders of the subordinate certificates according to the priorities set forth under “Description of the Certificates—Distributions on the Certificates” herein.

Unless the current principal amounts of the senior certificates have been reduced to zero, the subordinate certificates will not be entitled to any principal distributions until the distribution date set forth in the term sheet or during any period in which delinquencies or losses on the mortgage loans exceed certain levels. As a result, the weighted average life of the subordinate certificates will be longer than would otherwise be the case if distributions of principal were allocated among all of the certificates at the same time. As a result of the longer weighted average lives of the subordinate certificates, the holders of such certificates have a greater risk of suffering a loss on their investments. Furthermore, because such certificates might not receive any principal if certain delinquency levels occur, it is possible for such certificates to receive no principal distributions even if no losses have occurred on the mortgage pool.

In addition, the multiple class structure of the subordinate certificates causes the yield of such classes to be particularly sensitive to changes in the rates of prepayment of the mortgage loans. Because distributions of principal will be made to the holders of such certificates according to the priorities described herein, the yield to maturity on such classes of certificates will be sensitive to the rates of prepayment on the mortgage loans experienced both before and after the commencement of principal distributions on such classes. The yield to maturity on such classes of certificates will also be extremely sensitive to losses due to defaults on the mortgage loans and the timing thereof, to the extent such losses are not covered by overcollateralization, excess spread, or a class of subordinate certificates with a lower payment priority. Furthermore, the timing of receipt of principal and interest by the subordinate certificates may be adversely affected by losses even if such classes of certificates do not ultimately bear such loss.

Credit Enhancement May be Inadequate to Cover Losses and/or to Build Overcollateralization

The mortgage loans are expected to generate more interest than is needed to pay interest on the related offered certificates because we expect the weighted average net interest rate on the mortgage loans to be higher than the weighted average pass-through rate on the related certificates. If the mortgage loans generate more interest than is needed to pay interest on the related offered certificates, any non-offered certificates entitled to interest payments and trust fund expenses, such “excess spread” will be used to make additional principal payments on the offered certificates and any non-offered certificates entitled to principal payments, which will reduce the total principal balance of such certificates below the aggregate principal balance of the mortgage loans, thereby creating “overcollateralization.” Overcollateralization is intended to provide limited protection to certificateholders by absorbing the certificate's share of losses from liquidated mortgage loans. However, we cannot assure you that enough excess spread will be generated on the mortgage loans to establish or maintain the required level of overcollateralization. On the closing date the required level of overcollateralization will be met. If the protection afforded by overcollateralization is insufficient, then you could experience a loss on your investment.

The excess spread available on any distribution date will be affected by the actual amount of interest received, advanced or recovered in respect of the mortgage loans during the preceding month. Such amount may be influenced by changes in the weighted average of the mortgage rates resulting from prepayments, defaults and liquidations of the mortgage loans.

The overcollateralization provisions, whenever overcollateralization is at a level below the required level, are intended to result in an accelerated rate of principal distributions to holders of the classes of offered certificates then entitled to distributions of principal. An earlier return of principal to the holders of the offered certificates as a result of the overcollateralization provisions will influence the yield on the offered certificates in a manner similar to the manner in which principal prepayments on the mortgage loans will influence the yield on the related offered certificates.

The Net Rate Cap May Reduce the Yields on the Offered Certificates.

The pass-through rates on the offered certificates are each subject to a net rate cap equal the weighted average of the net mortgage rates on the mortgage loans as described in the Term Sheet. If on any distribution date the pass-through rate for a class of offered certificates is limited to the net rate cap, the holders of the applicable certificates will receive a smaller amount of interest than they would have received on that distribution date had the pass-through rate for that class not been calculated based on the net rate cap. The holders of those certificates will not be entitled to recover any resulting shortfall in interest on that distribution date or on any other distribution date except to the extent of excess cashflow available for that purpose or to the extent of available amounts received from the cap contracts. If mortgage loans with relatively higher mortgage rates prepay or default, the net rate cap would result in lower interest than otherwise would be the case.

The Offered Certificates May Not Always Receive Interest Based on One-Month LIBOR Plus the Related Margin.

The offered certificates may not always receive interest at a rate equal to One-Month LIBOR plus the related margin. If the net rate cap on a class of certificates is less than the lesser of (a) One-Month LIBOR plus the related margin and (b) the fixed rate set forth in the term sheet, the interest rate on the related certificates will be reduced to the net rate cap. Thus, the yield to investors in such class will be sensitive both to fluctuations in the level of One-Month LIBOR and to the adverse effects of the application of the net rate cap. The prepayment or default of mortgage loans with relatively higher net mortgage rates, particularly during a period of increased One-Month LIBOR rates, may result in the net rate cap being lower than otherwise would be the case. If on any distribution date the application of the net rate cap results in an interest payment lower than One-Month LIBOR plus the related margin on the applicable class of certificates during the related interest accrual period, the value of such class of certificates may be temporarily or permanently reduced.

The Securities Are Not Suitable Investments for All Investors.

The certificates are complex investments that are not appropriate for all investors. The interaction of the factors described above is difficult to analyze and may change from time to time while the certificates are outstanding. It is impossible to predict with any certainty the amount or timing of distributions on the certificates or the likely return on an investment in any such securities. As a result, only sophisticated investors with the resources to analyze the potential risks and rewards of an investment in the certificates should consider such an investment.

Statutory and Judicial Limitations on Foreclosure Procedures May Delay Recovery in Respect of the Mortgaged Property and, in Some Instances, Limit the Amount that May Be Recovered by the Foreclosing Lender, Resulting in Losses on the Mortgage Loans That Might be Allocated to the Offered Certificates.

Foreclosure procedures may vary from state to state. Two primary methods of foreclosing a mortgage instrument are judicial foreclosure, involving court proceedings, and non-judicial foreclosure pursuant to a power of sale granted in the mortgage instrument. A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are asserted. Delays may also result from difficulties in locating necessary defendants. Non-judicial foreclosures may be subject to delays resulting from state laws mandating the recording of notice of default and notice of sale and, in some states, notice to any party having an interest of record in the real property, including junior lienholders. Some states have adopted “anti-deficiency” statutes that limit the ability of a lender to collect the full amount owed on a loan if the property sells at foreclosure for less than the full amount owed. In addition, United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions that are perceived by the court as harsh or unfair. The effect of these statutes and judicial principles may be to delay and/or reduce distributions in respect of the offered certificates.

The Value of the Mortgage Loans May Be Affected By, Among Other Things, a Decline in Real Estate Values, Which May Result in Losses on the Offered Certificates.

No assurance can be given that values of the mortgaged properties have remained or will remain at their levels on the dates of origination of the related mortgage loans. If the residential real estate market should experience an overall decline in property values so that the outstanding balances of the mortgage loans, and any secondary financing on the mortgaged properties, in the mortgage pool become equal to or greater than the value of the mortgaged properties, the actual rates of delinquencies, foreclosures and losses could be higher than those now generally experienced in the mortgage lending industry. In some areas of the United States, real estate values have risen at a greater rate in recent years than in the past. In particular, mortgage loans with high principal balances or high loan-to-value ratios will be affected by any decline in real estate values. Real estate values in any area of the country may be affected by several factors, including population trends, mortgage interest rates, and the economic well-being of that area. Any decrease in the value of the mortgage loans may result in the allocation of losses which are not covered by credit enhancement to the offered certificates.

The Mortgage Loans May Have Limited Recourse to the Related Borrower, Which May Result in Losses with Respect to These Mortgage Loans.

Some or all of the mortgage loans included in the trust fund will be non-recourse loans or loans for which recourse may be restricted or unenforceable. As to those mortgage loans, recourse in the event of mortgagor default will be limited to the specific real property and other assets, if any, that were pledged to secure the mortgage loan. However, even with respect to those mortgage loans that provide for recourse against the mortgagor and its assets generally, there can be no assurance that enforcement of the recourse provisions will be practicable, or that the other assets of the mortgagor will be sufficient to permit a recovery in respect of a defaulted mortgage loan in excess of the liquidation value of the related mortgaged property. Any risks associated with mortgage loans with no or limited recourse may affect the yield to maturity of the offered certificates to the extent losses caused by these risks which are not covered by credit enhancement are allocated to the offered certificates.

The Mortgage Loans May Have Environmental Risks, Which May Result in Increased Losses with Respect to These Mortgage Loans.

To the extent that the servicer or the trustee (in its capacity as successor servicer) for a mortgage loan acquires title to any related mortgaged property, which is contaminated with or affected by hazardous wastes or hazardous substances, these mortgage loans may incur losses. To the extent these environmental risks result in losses on the mortgage loans, the yield to maturity of the offered certificates, to the extent not covered by credit enhancement, may be affected.

Violation of Various Federal, State and Local Laws May Result in Losses on the Mortgage Loans.

Applicable state and local laws generally regulate interest rates and other charges, require specific disclosure, and require licensing of the originator. In addition, other state and local laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of the mortgage loans. The mortgage loans are also subject to various federal laws.

Depending on the provisions of the applicable law and the specific facts and circumstances involved, violations of these federal or state laws, policies and principles may limit the ability of the trust to collect all or part of the principal of or interest on the mortgage loans, may entitle the borrower to a refund of amounts previously paid and, in addition, could subject the trust to damages and administrative enforcement. See “Legal Aspects of Mortgage Loans” in the prospectus.

Under the anti-predatory lending laws of some states, the borrower is required to meet a net tangible benefits test in connection with the origination of the related mortgage loan. This test may be highly subjective and open to interpretation. As a result, a court may determine that a mortgage loan does not meet the test even if the originator reasonably believed that the test was satisfied at the time of origination. Any determination by a court that the mortgage loan does not meet the test will result in a violation of the state anti-predatory lending law, in which case the seller will be required to purchase that mortgage loan from the trust.

On the closing date, the mortgage loan seller will represent that each mortgage loan at the time it was made complied in all material respects with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all predatory lending laws; and each mortgage loan has been serviced in all material respects in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all predatory lending laws and the terms of the related mortgage note, the mortgage and other loan documents. In the event of a breach of this representation, the mortgage loan seller will be obligated to cure the breach or repurchase or replace the affected mortgage loan in the manner described in the prospectus.

The Return on the Offered Certificates Could be Reduced by Shortfalls Due to The Application of the Servicemembers’ Civil Relief Act and Similar State Laws.

The Servicemembers’ Civil Relief Act, formerly known as the Soldiers’ and Sailors’ Civil Relief Act of 1940, or Relief Act, and similar state laws provide relief to mortgagors who enter active military service and to mortgagors in reserve status who are called to active military service after the origination of their mortgage loans. The military operations by the United States in Iraq and Afghanistan has caused an increase in the number of citizens in active military duty, including those citizens previously in reserve status. Under the Relief Act the interest rate applicable to a mortgage loan for which the related mortgagor is called to active military service will be reduced from the percentage stated in the related mortgage note to 6.00%. This interest rate reduction and any reduction provided under similar state laws will result in an interest shortfall because the servicer will not be able to collect the amount of interest which otherwise would be payable with respect to such mortgage loan if the Relief Act or similar state law was not applicable thereto. This shortfall will not be paid by the mortgagor on future due dates or advanced by the servicer and, therefore, will reduce the amount available to pay interest to the certificateholders on subsequent distribution dates. We do not know how many mortgage loans in the mortgage pool have been or may be affected by the application of the Relief Act or similar state law. In addition, the Relief Act imposes limitations that would impair the ability of the servicer to foreclose on an affected single family loan during the mortgagor’s period of active duty status, and, under some circumstances, during an additional three month period thereafter. Thus, in the event that the Relief Act or similar legislation or regulations applies to any mortgage loan which goes into default, there may be delays in payment and losses on the certificates in connection therewith. Any other interest shortfalls, deferrals or forgiveness of payments on the mortgage loans resulting from similar legislation or regulations may result in delays in payments or losses to holders of the offered certificates.

Hurricane Katrina, Hurricane Rita and Hurricane Wilma May Adversely Affect the Mortgage Loans.

Hurricane Katrina struck Louisiana, Mississippi, Alabama and surrounding areas on August 29, 2005, Hurricane Rita struck Texas and Louisiana and surrounding areas on September 23, 2005 and Hurricane Wilma struck the southern part of Florida and surrounding areas on October 25, 2005. Damage from these hurricanes was extensive as a result of high winds, tornados, and flooding as a result of storm surge, broken levees and torrential rainfall. An unknown number of the mortgage loans may be located in counties or parishes which were affected by these hurricanes. The seller will make a representation and warranty that, the physical property subject to any mortgage loan is free of material damage and waste.  In the event that a mortgaged property is materially damaged as of the closing date and this damage materially and adversely affects the value or the interests of the certificateholders in the related mortgage loan, the seller will be required to repurchase the related mortgage loan from the trust. Damage to mortgaged properties as a result of these hurricanes may or may not be covered by the related hazard insurance policies.

No assurance can be given as to the effect of these hurricanes on the rate of delinquencies and losses on the mortgage loans secured by mortgaged properties that were or may be affected by these events. Any adverse impact as a result of these events may be borne by the certificateholders, particularly if the seller fails to repurchase any mortgage loan that breaches this representation and warranty. In addition, even if the mortgaged property is free of material damage, property values in these states may be adversely affected by these hurricanes. Also, even if a property is free of material damage, receding floodwaters may leave the property uninhabitable for some period of time or adversely affect the borrower's ability to return to the related property, or the related borrower may have no desire to return to the related property. Mortgagors in areas affected by these hurricanes may also be affected by any decline in the economic environment. Any losses on the affected mortgage loans may result in losses on the offered certificates.

DESCRIPTION OF THE MORTGAGE LOANS

The Term Sheet will include information with respect to the mortgage loans expected to be included in the pool of mortgage loans in the trust fund. Prior to the closing date, mortgage loans may be removed from the mortgage pool and other mortgage loans may be substituted for the removed mortgage loans. The depositor believes that the information set forth in the Term Sheet with respect to the mortgage pool as presently constituted is representative of the characteristics of the mortgage pool as it will be constituted at the closing date, although certain characteristics of the mortgage loans in the mortgage pool may vary.

The mortgage pool will generally consist of first lien, adjustable-rate negative amortization mortgage loans secured by one- to four-family residences and individual condominium units.

The mortgage loans are being serviced as described below under “The Servicer—EMC”. The mortgage loans were originated generally in accordance with the guidelines described under “Mortgage Loan Origination—GreenPoint”.

All of the mortgage loans have scheduled monthly payments due on the Due Date. Each mortgage loan will contain a customary “due-on-sale” clause.

All of the mortgage loans are adjustable rate mortgage loans. After an initial fixed-rate period of generally up to four months, the interest rate borne by each mortgage loan will be adjusted monthly based on One-Year MTA, referred to in this term sheet supplement as the Index as described below, computed in accordance with the related note, plus (or minus) the related gross margin and generally subject to rounding and to certain other limitations. The mortgage loans generally contain a maximum lifetime mortgage rate and in certain cases contain a minimum lifetime mortgage rate as well. As of the Cut-off Date, some of the mortgage loans may be still in their initial fixed-rate period. The initial fixed-rate on a mortgage loan is generally lower than the sum of the Index that could have been applicable as of the date of origination.

Prepayment Charges on the Mortgage Loans

Some of the mortgage loans provide for payment by the mortgagor of a prepayment charge in connection with some prepayments. The amount of the prepayment charge is as provided in the related mortgage note, and the prepayment charge will generally apply if, in any twelve-month period during the first year, first three years or other period as provided in the related mortgage note from the date of origination of the mortgage loan, the mortgagor prepays an aggregate amount exceeding 20% of the original principal balance of the mortgage loan or another amount permitted by applicable law. The amount of the prepayment charge will, for the majority of the mortgage loans, be equal to 6 months’ advance interest calculated on the basis of the mortgage rate in effect at the time of the prepayment on the amount prepaid in excess of 20% of the original principal balance of the mortgage loan, but it may be a lesser or greater amount as provided in the related mortgage note. A prepayment charge may not apply with respect to a sale of the related mortgaged property, and in some circumstances, such as illegality, may be unenforceable.

Generally, the Servicer shall not waive any prepayment charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar mortgage loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such prepayment charge and the related mortgage loan. Accordingly, there can be no assurance that the prepayment charges will have any effect on the prepayment performance of the mortgage loans.

Certain prepayment charges are classified as “hard” prepayment charges, meaning that the mortgagor has to cover the prepayment charge regardless of the reason for prepayment, while others are classified as “soft,” meaning that the mortgagor has to cover the prepayment charge unless the mortgagor has conveyed the related mortgaged property to a third-party. The seller does not have information with respect to the percentage of each type of prepayment charge included in the pool of mortgage loans.

Negative Amortization

All of the mortgage loans have a negative amortization feature, under which accrued interest may be deferred and added to the principal balance of the mortgage loan. Negative amortization results from the fact that while the interest rate on a negative amortization loan adjusts monthly, the amount of the monthly payment adjusts only on an annual basis. In addition, the monthly payment may not fully amortize the principal balance of the loan on an annual adjustment date if a payment cap applies.

In any given month, the mortgage loan may be subject to:

(1)	reduced amortization if the monthly payment is sufficient to pay current accrued interest at the mortgage rate but is not sufficient to reduce principal in accordance with a fully amortizing schedule;
(2)	negative amortization, if current accrued interest is greater than the monthly payment, which would result in the accrued interest not currently paid being treated as Deferred Interest; or
(3)	accelerated amortization if the monthly payment is greater than the amount necessary to pay current interest and to reduce principal in accordance with a fully amortizing schedule.

Deferred Interest may result in a final lump sum payment at maturity significantly greater than the monthly payment that would otherwise be payable.

The total amount of Deferred Interest that may be added is limited by a provision in the mortgage note to the effect that the principal amount of the mortgage loan may not exceed a percentage or periodic cap, times the principal amount of the loan at origination. On each annual payment adjustment date, the minimum monthly payment will be reset to fully amortize the mortgage loan over the remaining term to maturity subject to the conditions that (i) the amount of the monthly payment will not increase or decrease by an amount that is more than 7.50% of the monthly payment prior to the adjustment, (ii) as of the fifth anniversary of the first due date and on every fifth anniversary thereafter, the monthly payment will be reset without regard to the limitation described in clause (i) above, and (iii) if the unpaid principal balance exceeds 110% of the original principal balance due to Deferred Interest, the monthly payment will be reset on such payment date without regard to the limitation described in clause (i) to amortize fully the then unpaid principal balance of the mortgage loan over its remaining term to maturity.

At the time of any annual payment adjustment where the monthly payment increase would be limited by the periodic cap, the mortgagor will be given the option to have the monthly payment adjusted to a fully amortizing level.

Index on the Mortgage Loans

One-Year MTA. The interest rate on the mortgage loans will adjust monthly based on One-Year MTA. One-Year MTA will be a per annum rate equal to the twelve-month moving average monthly yield on United States Treasury Securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in the Federal Reserve Statistical Release “Selected Interest Rates (H.15),” determined by averaging the monthly yields for the most recently available twelve months. The index figure used for each interest rate adjustment date will be the most recent index figure available as of fifteen days before that date.

The following levels of One-Year MTA do not purport to be representative of future levels of One-Year MTA. No assurance can be given as to the level of One-Year MTA on any adjustment date or during the life of any mortgage loan with an Index of One-Year MTA.

	One-Year MTA
Date	2000	2001	2002	2003	2004	2005
January 1	5.212%	5.999%	3.260%	1.935%	1.234%	2.022%
February 1	5.338	5.871	3.056	1.858	1.229	2.171
March 1	5.458	5.711	2.912	1.747	1.225	2.347
April 1	5.580	5.530	2.786	1.646	1.238	2.504
May 1	5.703	5.318	2.668	1.548	1.288	2.633
June 1	5.793	5.102	2.553	1.449	1.381	2.737
July 1	5.880	4.897	2.414	1.379	1.463	2.865
August 1	5.962	4.671	2.272	1.342	1.522	3.019
September 1	6.035	4.395	2.180	1.302	1.595	3.163
October 1	6.083	4.088	2.123	1.268	1.677	3.326
November 1	6.128	3.763	2.066	1.256	1.773	3.478
December 1	6.108	3.481	2.002	1.244	1.887

THE SERVICER

General

EMC Mortgage Corporation or EMC, will act as the Servicer of the mortgage loans pursuant to a Pooling and Servicing Agreement, referred to herein as the Agreement. Among other things, the Agreement will require that the Servicer accurately and fully report its borrower credit files to credit repositories in a timely manner.

The information set forth in the following paragraphs with respect to the Servicer has been provided by the Servicer. None of the Depositor, the Underwriter, the Trustee or any of their respective affiliates (other than the Servicer) have made or will make any representation as to the accuracy or completeness of such information.

The Servicer

EMC

EMC, a wholly owned subsidiary of The Bear Stearns Companies Inc., was established as a full line mortgage banking company to facilitate the purchase and servicing of whole loan portfolios containing various levels of quality from “investment grade” to varying degrees of “non investment grade” up to and including mortgaged properties acquired through foreclosure or deed in lieu of foreclosure. EMC was incorporated in the State of Delaware on September 26, 1990 and commenced operation in Texas on October 9, 1990.

The principal business of EMC has been the resolution of non performing residential mortgage loan portfolios acquired from Resolution Trust Corporation, from private investors and from the Department of Housing and Urban Development through its auctions of defaulted Federal Housing Authority mortgage loans. EMC's servicing portfolio consists primarily of two categories:

•	performing investment quality loans serviced for EMC's own account or the account of Fannie Mae, Freddie Mac, private mortgage conduits and various institutional investors; and
•

non investment grade, sub performing loans, non performing loans and REO properties serviced for EMC's own account and for the account of investors in securitized performing and non performing collateral transactions.

EMC’s operations resemble those of most mortgage banking companies, except that significant emphasis is placed on the collection and due diligence areas, due to the nature of the mortgage portfolios purchased. As of August 31, 2005, EMC was servicing approximately $47.3 billion of mortgage loans and REO property.

Delinquency and Foreclosure Experience of EMC

The following table sets forth the delinquency and foreclosure experience of mortgage loans serviced by EMC as of the dates indicated. EMC's portfolio of mortgage loans may differ significantly from the mortgage loans backing the certificates in terms of underwriting standards, interest rates, principal balances, geographic distribution, types of properties and other possibly relevant characteristics. There can be no assurance and no representation is made, that the delinquency and foreclosure experience with respect to the mortgage loans backing the certificates will be similar to that reflected in the table below, nor is any representation made as to the rate at which losses may be experienced on liquidation of defaulted mortgage loans. The actual delinquency experience on the mortgage loans will depend, among other things, upon the value of the real estate securing such mortgage loans and the ability of borrowers to make required payments.

Delinquency and Foreclosure Experience1

	As of November 30, 2002			As of November 30, 2003
	No. of Loans	Principal Balance[2]	% by Principal Balance	No. of Loans	Principal Balance²	% by Principal Balance
Current Loans	107,444	$6,863,380,896	62.44%	116,121	$8,638,124,015	68.08%
Period of Delinquency[3]
30-59 Days	17,455	1,044,663,778	9.50	17,011	1,092,638,661	8.61
60-89 Days	6,524	401,534,696	3.65	6,194	405,096,220	3.19
90 Days or more	13,797	686,521,557	6.25	15,417	760,682,618	5.99
Foreclosure/bankruptcies[4]	24,299	1,663,845,463	15.14	20,652	1,497,106,926	11.80
Real Estate Owned	5,014	331,882,863	3.02	3,553	295,106,372	2.33
Total Portfolio	174,533	$10,991,829,253	100.00%	168,948	$12,688,754,812	100.00%

	As of November 30, 2004			As of August 31, 2005
	No. of Loans	Principal Balance²	% by Principal Balance	No. of Loans	Principal Balance²	% by Principal Balance
Current Loans	172,765	$21,265,918,459	80.60%	296,322	$40,491,513,923	85.55%
Period of Delinquency[3]
30-59 Days	20,148	1,952,489,108	7.40	26,998	2,851,639,071	6.02
60-89 Days	7,545	667,524,136	2.53	9,197	906,753,102	1.92
90 Days or more	14,641	793,465,947	3.01	15,829	1,139,124,420	2.41
Foreclosure/bankruptcies[4]	20,012	1,497,214,813	5.67	20,748	1,706,589,386	3.61
Real Estate Owned	2,298	208,206,521	0.79	2,479	234,950,797	0.50
Total Portfolio	237,409	$26,384,818,984	100.00%	371,573	$47,330,570,699	100.00%

Since the mortgage loans were originated by the originator at different times, it is unlikely that the delinquency and foreclosure experience set forth above will be representative of the actual delinquency and foreclosure experience on the mortgage loans in the trust fund or even representative of the mortgage loans in the trust fund being serviced by EMC. There can be no assurance that factors beyond EMC’s control, such as national or local economic conditions or downturn in the real estate markets in which the mortgaged properties are located, will not result in increased rates of delinquencies and foreclosure losses in the future.

_________________________

1	The table shows mortgage loans which were delinquent or for which foreclosure proceedings had been instituted as of the date indicated.
2	For the REO properties, the principal balance is at the time of foreclosure.
3	No mortgage loan is included in this table as delinquent until it is 30 days past due.
4	Exclusive of the number of loans and principal balance shown in the period of delinquency.

MORTGAGE LOAN ORIGINATION

General

All of the mortgage loans were originated by GreenPoint Mortgage Funding, Inc., or GreenPoint. In addition to the following, the originator also may use automated underwriting systems such as Fannie Mae's Desktop Underwriter or Freddie Mac's Loan Prospector and will have documentation as required by such systems.

Underwriting standards are applied by or on behalf of a lender to evaluate a borrower's credit standing and repayment ability and the value and adequacy of the related mortgaged property as collateral. In general, a prospective borrower applying for a loan is required to fill out a detailed application designed to provide the underwriting officer with pertinent credit information. As part of the description of the borrower's financial condition, the borrower generally is required to provide a current list of assets and liabilities and a statement of income and expense, as well as an authorization to apply for a credit report which summarizes the borrower's credit history with merchants and lenders and any record of bankruptcy.

A lender may also originate mortgage loans pursuant to alternative sets of underwriting criteria under various documentation programs, including, but not limited to, stated documentation, reduced documentation, limited documentation, streamlined documentation, no documentation and no-ratio programs. Although the specific requirements of each lender's documentation programs may vary, these programs are generally designed to facilitate the loan approval process and generally require less documentation and verification than do traditional full documentation programs. Generally, under these programs, certain documentation requirements concerning income/employment and asset verification are reduced or excluded.

When a mortgage loan is originated, the borrower's credit report is generally reviewed. Generally, each credit report provides a credit score for the borrower. The credit score, called a FICO score, is based upon the credit evaluation methodology developed by Fair, Isaac and Company, a consulting firm specializing in creating evaluation predictive models through a high number of variable components. FICO scores generally range from 350 to 850 and are available from three major credit bureaus: Experian (formerly TRW), Equifax and Trans Union. These scores estimate, on a relative basis, which loans are most likely to default in the future. Lower scores imply higher default risk relative to a higher score. FICO scores are empirically derived from historical credit bureau data and represent a numerical weighting of a borrower's credit characteristics over a two-year period. A FICO score is generated through the statistical analysis of a number of credit-related characteristics or variables. Common characteristics include number of credit lines (trade lines), payment history, past delinquencies, severity of delinquencies, current levels of indebtedness, types of credit and length of credit history. Attributes are specific values of each characteristic. A scorecard or model is created with weights or points assigned to each attribute. An individual loan applicant's FICO score is derived by adding together the attribute weights for the applicant.

All of the mortgage loans have been originated generally in accordance with the following underwriting guidelines established by GreenPoint.

The following is a description of the underwriting policies customarily employed by GreenPoint with respect to the residential mortgage loans that GreenPoint originated during the period of origination of the mortgage loans.

GreenPoint Underwriting Guidelines

In determining whether a prospective borrower has sufficient monthly income available to meet the borrower's monthly obligation on the proposed mortgage loan and monthly housing expenses and other financial obligations, GreenPoint generally considers, when required by the applicable documentation program, the ratio of those amounts to the proposed borrower's monthly gross income. These ratios vary depending on a number of underwriting criteria, including loan-to-value ratios or LTV and are determined on a loan-by-loan basis. The ratios generally are limited to 40% but may be extended to 50% with adequate compensating factors such as disposable income, reserves, higher FICO score or lower LTV’s. Each mortgage loan has a required amount of reserves.

Depending on the LTV and occupancy types, these reserve requirements are increased to compensate for the additional risk.

Generally, each mortgage with an LTV at origination of greater than 80% is covered by a primary mortgage insurance policy issued by a mortgage insurance company acceptable to Fannie Mae or Freddie Mac. The policy provides coverage in the amount equal to a specified percentage multiplied by the sum of the remaining principal balance of the related mortgage loan, the accrued interest on it and the related foreclosure expenses. The specified coverage percentage is, generally, 12% for LTV’s between 80.01% and 85.00%, 25% for LTV’s between 85.01% and 90% and 30% for LTV’s between 90.01% and 95%. However, under certain circumstances, the specified coverage levels for these mortgage loans may vary from the foregoing. No primary mortgage insurance policy will be required with respect to any mortgage loan if maintaining the policy is prohibited by applicable law or after the date on which the related LTV is 80% or less or based on a new appraisal, the principal balance of the mortgage loan represents 80% or less of the new appraised value.

In the determining the adequacy of the property as collateral, an independent appraisal is generally made of each property considered for financing. All appraisals are required to conform the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standard Board of the Appraisal Foundation. Each appraisal must meet the requirements of Fannie Mae and Freddie Mac. The requirements of Fannie Mae and Freddie Mac require, among other things, that the appraiser or its agent on its behalf, personally inspect the property inside and out, verify whether the property was in a good condition and verify that construction, if new, has been substantially completed. The appraisal generally will have been based on prices obtained on recent sales of comparable properties determined in accordance with Fannie Mae and Freddie Mac guidelines. In certain cased an analysis based on income generated by the property or a replacement cost analysis based on the current cost of constructing or purchasing a similar property may be used. GreenPoint’s Underwriting Guidelines require that the underwriters be satisfied that the value of the property being financed supports and will continue to support, the outstanding loan balance and provides sufficient value to mitigate the effects of adverse shifts in real estate values.

GreenPoint acquires or originates many mortgage loans under “limited documentation” or “no documentation” programs. Under the limited documentation programs, more emphasis is placed on the value and adequacy of the mortgaged property as collateral, credit history and other assets of the borrower, than on verified income of the borrower. Mortgage loans underwritten under this type of program are generally limited to borrowers with credit histories that demonstrate an established ability to repay indebtedness in a timely fashion and certain credit underwriting documentation concerning income or income verification and/or employment verification is waived. Mortgage loans originated and acquired with limited documentation programs include cash-out refinance loans, super-jumbo mortgage loans and mortgage loans secured by investor-owned properties. Permitted maximum loan-to-value ratios (including secondary financing) under limited documentation programs are generally more restrictive than mortgage loans originated with full documentation requirements. Under no documentation programs, income ratios for the prospective borrower are not calculated. Emphasis is placed on the value and adequacy of the mortgaged property as collateral and the credit history of the prospective borrower, rather than on verified income and assets of the borrower. Documentation concerning income, employment verification and asset verification is not required and income ratios are not calculated. Mortgage loans underwritten under no documentation programs are generally limited to borrowers with favorable credit histories and who satisfy other standards for limited documentation programs.

DESCRIPTION OF THE CERTIFICATES

The trust will issue the certificates pursuant to the Agreement. The certificates consist of the classes of certificates reflected in the Term Sheet, which we refer to collectively as the offered certificates, and one or more classes of Class R, Class R-X, Class XP and such other non-offered certificates identified in the Term Sheet, which are not offered publicly. The various classes of Class A Certificates are also referred to as the senior certificates; and the various classes of Class M Certificates and Class B Certificates are referred to herein as the Class M Certificates or Class B Certificates, respectively, or, collectively, the subordinate certificates. The Class A, Class M and certain classes of the Class B Certificates offered by the Term Sheet are collectively referred to herein as the offered certificates. Certain classes of grantor trust certificates may be issued and included as offered certificates as described in the Term Sheet and under “Description of the Certificates—The Grantor Trust and Grantor Trust Certificates.”

General

The certificates issued by GreenPoint Mortgage Funding Trust 2006-AR1 will consist of the offered certificates and the non-offered certificates. If issued, the grantor trust certificates will also be offered certificates. Only the offered certificates are offered by the Term Sheet.

The certificates will evidence in the aggregate the entire beneficial ownership interest in the Trust or the grantor trust, as applicable. The Trust will generally consist of (i) the mortgage loans; (ii) such assets as from time to time are identified as deposited in respect of the mortgage loans in the Custodial Account (as defined in the prospectus) established for the collection of payments on the mortgage loans serviced by the Servicer and in the Distribution Account (each as defined below) and belonging to the Trust; (iii) property acquired by foreclosure of such mortgage loans or by deed in lieu of foreclosure; (iv) any standard hazard insurance policies; (v) such other assets as described in the Agreement; and (vi) all proceeds of the foregoing. The grantor trust certificates will represent the entire interest in the grantor trust. The assets of the grantor trust will consist of the underlying grantor trust certificates and the related swap agreements.

Each class of Book-Entry Certificates will initially be represented by one or more Global Securities registered in the name of a nominee of DTC. The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. Beneficial interests will be held by investors through the book-entry facilities of DTC in the minimum denominations set forth in the Term Sheet. See Annex I to hereto and “Description of the Securities—Form of Securities” and “—Global Securities” in the prospectus.

No person acquiring an interest in any class of the Book-Entry Certificates will be entitled to receive a certificate representing such person’s interest, except as set forth below under “—Definitive Certificates”. Unless and until definitive certificates are issued under the limited circumstances described herein, all references to actions by certificateholders with respect to the Book-Entry Certificates shall refer to actions taken by DTC upon instructions from its participants and all references herein to distributions, notices, reports and statements to certificateholders with respect to the Book-Entry Certificates shall refer to distributions, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Book-Entry Certificates, for distribution to Certificate Owners in accordance with DTC procedures. See “—Book-Entry Registration” and “—Definitive Certificates” herein.

The Residual Certificates may not be purchased by or transferred to a Plan except upon delivery of a certification of facts or an opinion of counsel, as provided herein. See “ERISA Considerations” herein. Transfer of the Residual Certificates will be subject to additional restrictions and transfer of the Residual Certificates to any non-United States person will be prohibited, in each case as described under “Federal Income Tax Consequences—REMICS—Tax and Restrictions On Transfers of REMIC Residual Certificates to Certain Organizations” and “—Taxation of Owners of REMIC Residual Certificates—Noneconomic REMIC Residual Certificates” in the prospectus. No service charge will be imposed for any registration of transfer or exchange, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

All distributions to holders of the offered certificates, other than the final distribution on any class of offered certificates, will be made on each distribution date by or on behalf of the Trustee to the persons in whose names the offered certificates are registered at the close of business on the related Record Date. Distributions will be made either (a) by check mailed to the address of each certificateholder as it appears in the certificate register or (b) upon written request to the Trustee at least five business days prior to the relevant Record Date by any holder of offered certificate, by wire transfer in immediately available funds to the account of the certificateholders specified in the request. The final distribution on any class of offered certificates will be made in like manner, but only upon presentment and surrender of the class at the corporate trust office of the Trustee or any other location specified in the notice to certificateholders of the final distribution.

The Grantor Trust and Grantor Trust Certificates

Certain classes of certificates may be deposited into a grantor trust together with the right to certain certain payments to be made by a swap counterparty identified in the Term Sheet pursuant to one or more swap agreements, as applicable. These certificates, the underlying grantor trust certificates, will be non-offered certificates. The grantor trust will issue certificates, the grantor trust certificates, which will be offered certificates and will correspond to the related underlying grantor trust certificates. Distributions of interest and/or principal on the grantor trust certificates will primarily be made (i) through payments received on the related underlying grantor trust certificates from amounts received in connection with the related mortgage loans and (ii) from payments that may be made pursuant to the related swap agreement. The specific terms, including the pass-through rate, of the grantor trust certificates will be further described in the Term Sheet.

The grantor trust certificates will represent the entire interest in the grantor trust. The assets of the grantor trust will consist of the underlying grantor trust certificates and the related swap agreements. Each class of grantor trust certificates will be entitled to payments from the related swap agreement only. Payments under each swap agreement are required to be made so that the related grantor trust certificates will receive interest payments at a pass-through rate equal to one-month LIBOR plus the related margin, less interest shortfalls allocated to such certificates. In addition, each swap agreement will pay an amount equal to any net deferred interest allocated to the related underlying grantor trust certificates on each distribution date for payment to the related grantor trust certificates. Net deferred interest allocated to the underlying grantor trust certificates will not be added to the current principal amount of the related grantor trust certificates, however, realized losses allocated to the underlying grantor trust certificates will be allocated to the related grantor trust certificates. On each distribution date, distributions of principal on the grantor trust certificates will be made after the payment of amounts due to the related swap counterparty for such distribution date and the distribution of accrued interest on the related grantor trust certificates, each as further described in the Term Sheet.

In the event of the termination of a swap agreement because of a default or other event of termination by either party thereto, an amount may become due and payable either from the swap counterparty to the grantor trust (for payment to the related grantor trust certificates) or to the swap counterparty from amounts otherwise payable from the grantor trust to the grantor trust certificates.

Book-Entry Registration

DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book entries, thereby eliminating the need for physical movement of certificates.

Certificate Owners that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Book-Entry Certificates may do so only through participants and indirect participants. In addition, Certificate Owners will receive all distributions of principal of and interest on the Book-Entry Certificates from the Trustee through DTC and DTC participants. The Trustee will forward payments to DTC in same day funds and DTC will forward payments to participants in next day funds settled through the New York Clearing House. Each participant will be responsible for disbursing the payments. Unless and until definitive certificates are issued, it is anticipated that the only certificateholders of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be recognized by the Trustee as certificateholders, as such term is used in the Agreement and Certificate Owners will be permitted to exercise the rights of certificateholders only indirectly through DTC and its participants.

Under the Rules, DTC is required to make book-entry transfers of Book-Entry Certificates among participants and to receive and transmit distributions of principal of, and interest on, the Book-Entry Certificates. Participants and indirect participants with which Certificate Owners have accounts with respect to the Book-Entry Certificates similarly are required to make book-entry transfers and receive and transmit these payments on behalf of their respective Certificate Owners. Accordingly, although Certificate Owners will not possess definitive certificates, the Rules provide a mechanism by which Certificate Owners through their participants and indirect participants will receive payments and will be able to transfer their interest.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and on behalf of certain banks, the ability of a Certificate Owner to pledge Book-Entry Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to Book-Entry Certificates, may be limited due to the absence of physical certificates for the Book-Entry Certificates. In addition, under a book-entry format, Certificate Owners may experience delays in their receipt of payments since distribution will be made by the Trustee to Cede & Co., as nominee for DTC.

Under the Rules, DTC will take action permitted to be taken by a certificateholders under the Agreement only at the direction of one or more participants to whose DTC account the Book-Entry Certificates are credited. Additionally, under the Rules, DTC will take actions with respect to specified voting rights only at the direction of and on behalf of participants whose holdings of Book-Entry Certificates evidence these specified voting rights. DTC may take conflicting actions with respect to voting rights, to the extent that participants whose holdings of Book-Entry Certificates evidence voting rights authorize divergent action.

The Depositor, the Servicer and the Trustee will have no liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Book-Entry Certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

Definitive Certificates

Definitive certificates will be issued to Certificate Owners or their nominees, respectively, rather than to DTC or its nominee, only if (1) the Depositor advises the Trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as clearing agency with respect to the Book-Entry Certificates and the Depositor is unable to locate a qualified successor within 30 days or (2) the Depositor, at its option, elects to terminate the book-entry system through DTC. Additionally, after the occurrence of an event of default under the Agreement, any Certificate Owner materially and adversely affected thereby may, at its option, request and, subject to the procedures set forth in the Agreement, receive a definitive certificate evidencing such Certificate Owner’s fractional undivided interest in the related class of certificates.

Upon its receipt of notice of the occurrence of any event described in the immediately preceding paragraph, the Trustee is required to request that DTC notify all Certificate Owners through its participants of the availability of definitive certificates. Upon surrender by DTC of the definitive certificates representing the Book-Entry Certificates and receipt of instructions for re-registration, the Trustee will reissue the Book-Entry Certificates as definitive certificates issued in the respective principal amounts owned by individual Certificate Owners, and thereafter the Trustee will recognize the holders of definitive certificates as certificateholders under the Agreement.

Distributions on the Certificates

On each distribution date, the Trustee will withdraw the available funds from the Distribution Account for such distribution date and apply such amounts as follows:

First, to pay any accrued and unpaid interest on the Class A, Class M and Class B certificates in the following order of priority:

1.	From Interest Funds, to the Class A Certificates (allocated as described in the Term Sheet), the Current Interest and then any Interest Carry Forward Amount for such Class;
2.

From remaining Interest Funds, to each class of Class M Certificates, starting with the Class M Certificates with the lowest numerical designation, sequentially, in that order, the Current Interest for each such Class, and then, from remaining Interest Funds, to each class of Class B Certificates, starting with the Class M Certificates with the lowest numerical designation, sequentially, in that order, the Current Interest for each such Class;

3.

Any Excess Spread to the extent necessary to meet a level of overcollateralization equal to the Overcollateralization Target Amount will be the Extra Principal Distribution Amount and will be included as part of the Principal Distribution Amount and distributed in accordance with Second (A) and (B) below; and

4.

Any remaining Excess Spread will be the Remaining Excess Spread and will be applied, together with the Overcollateralization Release Amount, as Excess Cashflow pursuant to clauses Third through Twelfth below.

On any distribution date, any shortfalls resulting from the application of the Relief Act and any Prepayment Interest Shortfalls to the extent not covered by Compensating Interest Payments will be allocated, first, in reduction of amounts otherwise distributable to the Residual Certificates, and thereafter, to the Current Interest payable to the Class A, Class M and Class B Certificates, on a pro rata basis, on such distribution date, based on the respective amounts of interest accrued on such certificates for such distribution date. The holders of the Class A, Class M and Class B Certificates will not be entitled to reimbursement for any such interest shortfalls.

Second, to pay as principal on the Class A, Class M and Class B Certificates entitled to payments of principal, in the following order of priority:

(A)

On each distribution date (i) prior to the Stepdown Date or (ii) on which a Trigger Event is in effect, Principal Funds and the Extra Principal Distribution Amount for such distribution date will be distributed:

1.      To the Class A Certificates (allocated as described in the Term Sheet), an amount equal to the Principal Distribution Amount until their Current Principal Amount thereof is reduced to zero;

2.      To the Class M Certificates, starting with the Class M Certificates with the lowest numerical designation, sequentially, in that order, any remaining Principal Distribution Amount until the Current Principal Amount of such Class M Certificate is reduced to zero;

3.      To the Class B Certificates, starting with the Class B Certificates with the lowest numerical designation, sequentially, in that order, any remaining Principal Distribution Amount until the Current Principal Amount of such Class B Certificate is reduced to zero;

(B)

On each distribution date on or after the Stepdown Date, so long as a Trigger Event is not in effect, Principal Funds and the Extra Principal Distribution Amount for such distribution date will be distributed:

1.      To the Class A Certificates (allocated as described in the Term Sheet), an amount equal to the Class A Principal Distribution Amount until their Current Principal Amount thereof is reduced to zero;

2.      To the Class M Certificates, starting with the Class M Certificates with the lowest numerical designation, sequentially, in that order, such class's Class M Principal Distribution Amount, until the Current Principal Amount of such class is reduced to zero;

3.      To the Class B Certificates, starting with the Class B Certificates with the lowest numerical designation, sequentially, in that order, such class's Class B Principal Distribution Amount, until the Current Principal Amount of such class is reduced to zero;

Third, from any Excess Cashflow, to the Class A Certificates (allocated as described in the Term Sheet), an amount equal to (i) any Interest Carry Forward Amount for such classes to the extent not fully paid pursuant to subclause First 1 above and then (ii) any Unpaid Realized Loss Amount for such classes for such distribution date;

Fourth, from any remaining Excess Cashflow, to the Class M-1 certificates, an amount equal to (a) any Interest Carry Forward Amount, and then (b) any Unpaid Realized Loss Amount for such class for such distribution date;

Fifth, from any remaining Excess Cashflow, to the Class M-2 certificates, an amount equal to (a) any Interest Carry Forward Amount, and then (b) any Unpaid Realized Loss Amount for such class for such distribution date;

Sixth, from any remaining Excess Cashflow, to the Class M-3 certificates, an amount equal to (a) any Interest Carry Forward Amount, and then (b) any Unpaid Realized Loss Amount for such class for such distribution date;

Seventh, from any remaining Excess Cashflow, to the Class B-1 certificates, an amount equal to (a) any Interest Carry Forward Amount, and then (b) any Unpaid Realized Loss Amount for such class for such distribution date;

Eighth, from any remaining Excess Cashflow, to the Class B-2 certificates, an amount equal to (a) any Interest Carry Forward Amount, and then (b) any Unpaid Realized Loss Amount for such class for such distribution date;

Ninth, from any remaining Excess Cashflow, to the Class B-3 certificates, an amount equal to (a) any Interest Carry Forward Amount, and then (b) any Unpaid Realized Loss Amount for such class for such distribution date;

Tenth, from any remaining Excess Cashflow, to the Class A certificates (allocated as described in the Term Sheet) any Basis Risk Shortfall and any Basis Risk Shortfall Carry Forward Amount for such class for such distribution date;

Eleventh, from any remaining Excess Cashflow, to the Class M-1, Class M-2, Class M-3, Class B-1, Class B-2 and Class B-3 certificates, in that order, any Basis Risk Shortfall and any Basis Risk Shortfall Carry Forward Amount, in each case for such class for such distribution date; and

Twelfth, any remaining amounts to the Residual Certificates.

On each distribution date, all amounts representing prepayment charges in respect of the mortgage loans received during the related Prepayment Period will be withdrawn from the Distribution Account and shall not be available for distribution to the holders of the offered certificates. Prepayment charges with respect to the mortgage loans will be distributed to the Class XP Certificates or the Servicer as set forth in the Agreement.

When a borrower prepays all or a portion of a mortgage loan between due dates, the borrower pays interest on the amount prepaid only to the date of prepayment. Accordingly, an interest shortfall will result equal to the difference between the amount of interest collected and the amount of interest that would have been due absent such prepayment. We refer to this interest shortfall as a Prepayment Interest Shortfall. Any Prepayment Interest Shortfalls resulting from a prepayment in full or in part that are distributed to the certificateholders in the calendar month following the month in which the prepayment was made are required to be paid by the Servicer, but only to the extent that such amount does not exceed the aggregate of the Servicing Fees on the mortgage loans serviced by it for the applicable distribution date. The Servicer is not obligated to fund interest shortfalls resulting from the application of the Relief Act. The amount of the Servicing Fees used to offset such Prepayment Interest Shortfalls is referred to herein as Compensating Interest Payments.

Allocation of Realized Losses

Subordination provides the holders of certificates having a higher payment priority with protection against Realized Losses on the mortgage loans. In general, this loss protection is accomplished by allocating any Realized Losses in excess of available excess spread and any current overcollateralization among the subordinate certificates, beginning with the subordinate certificates with the lowest payment priority until the Current Principal Amount of that subordinate class has been reduced to zero.

The Applied Realized Loss Amount shall be allocated to the Class B Certificates, starting with the Class B Certificate with the highest numerical designation, then the Class M Certificates, starting with the Class M Certificate with the highest numerical designation (in each case, so long as their respective Current Principal Amounts have not been reduced to zero) and thereafter Realized Losses with respect to the mortgage loans shall be allocated to the Class A certificates until the Current Principal Amount thereof has been reduced to zero. Such subordination will increase the likelihood of timely receipt by the holders of the certificates with higher relative payment priority of the maximum amount to which they are entitled on any distribution date and will provide such holders protection against losses resulting from defaults on mortgage loans to the extent described herein. The depositor will allocate a loss to a certificate by reducing its principal amount by the amount of the loss.

In the event that the Servicer or any sub-servicer recovers any amount in respect of a liquidated mortgage loan with respect to which a Realized Loss has been incurred after liquidation and disposition of such mortgage loan, any such amount, which is referred to herein as a Subsequent Recovery, will be distributed as part of available funds in accordance with the priorities described under “Description of the Certificates—Distributions on the Certificates” herein. Additionally, the Current Principal Amount of each class of subordinate certificates that has been reduced by the allocation of a Realized Loss to such certificate will be increased, in order of seniority, by the amount of such Subsequent Recovery, but not in excess of the amount of any Realized Losses previously allocated to such class of certificates and not previously offset by Subsequent Recoveries. Holders of such certificates will not be entitled to any payment in respect of Current Interest on the amount of such increases for an Interest Accrual Period preceding the distribution date on which such increase occurs.

Excess Spread and Overcollateralization Provisions

Excess Spread will be required to be applied as an Extra Principal Distribution Amount with respect to the Class A, Class M and Class B Certificates whenever the Overcollateralization Amount is less than the Overcollateralization Target Amount. If on any distribution date, after giving effect to allocations of Principal Distribution Amounts, the aggregate Current Principal Amount of the offered certificates exceeds the aggregate Stated Principal Balance of the mortgage loans for such distribution date, the Current Principal Amounts of the subordinate certificates will be reduced, in inverse order of seniority (beginning with the Class B Certificates with the highest numerical designation) by an amount equal to such excess. Any such reduction is an Applied Realized Loss Amount.

Pass-Through Rates

The pass-through rate per annum for the Class A, Class M and Class B Certificates will be equal to the least of:

1.

the London interbank offered rate for one month United States dollar deposits, which we refer to as One-Month LIBOR, calculated as described below under “—Calculation of One-Month LIBOR” plus the related Margin,

2.	the fixed rate set forth in the Term Sheet, and
3.	the Net Rate Cap.

The grantor trust certificates, if issued, will have the pass-through rate set forth in the Term Sheet.

Calculation of One-Month LIBOR

On the second LIBOR business day preceding the commencement of each Interest Accrual Period for the offered certificates, which date we refer to as an interest determination date, the Trustee will determine One-Month LIBOR for such Interest Accrual Period on the basis of such rate as it appears on Telerate Screen Page 3750, as of 11:00 a.m. London time on such interest determination date. If such rate does not appear on such page, or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying LIBOR or comparable rates as may be reasonably selected by the Trustee, One-Month LIBOR for the applicable Interest Accrual Period will be the Reference Bank Rate. If no such quotations can be obtained and no Reference Bank Rate is available, One-Month LIBOR will be the One-Month LIBOR applicable to the preceding Interest Accrual Period.

The Reference Bank Rate with respect to any Interest Accrual Period, means the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the offered rates for United States dollar deposits for one month that are quoted by the Reference Banks, as described below, as of 11:00 a.m., New York City time, on the related interest determination date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Current Principal Amount of all Classes of offered certificates for such Interest Accrual Period, provided that at least two such Reference Banks provide such rate. If fewer than two offered rates appear, the Reference Bank Rate will be the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the rates quoted by one or more major banks in New York City, selected by the Trustee, as of 11:00 a.m., New York City time, on such date for loans in U.S. dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Current Principal Amount of all Classes of offered certificates. As used in this section, LIBOR business day means a day on which banks are open for dealing in foreign currency and exchange in London and New York City; and Reference Banks means leading banks selected by the Trustee and engaged in transactions in Eurodollar deposits in the international Eurocurrency market:

1.	with an established place of business in London,
2.	which have been designated as such by the Trustee, and
3.	which are not controlling, controlled by, or under common control with, the Depositor or the Seller.

The establishment of one-month LIBOR on each interest determination date by the Trustee and the Trustee's calculation of the pass-through rates applicable to the offered certificates for the related Interest Accrual Period shall, in the absence of manifest error, be final and binding.

Optional Purchase of Defaulted Loans

With respect to any mortgage loan which as of the first day of a Fiscal Quarter is delinquent in payment by 90 days or more or is an REO Property, the Seller shall have the right to purchase such mortgage loan from the trust at a price equal to the Repurchase Price; provided, however (i) that such mortgage loan is still 90 days or more delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter. This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the mortgage loan thereafter again becomes 90 days or more delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter.

YIELD AND PREPAYMENT CONSIDERATIONS

General

The yield to maturity and weighted average life of each class of certificates will be affected by the amount and timing of principal payments on the related mortgage loans, the allocation of available funds to such class of certificates, the applicable Pass-Through Rate for such class of certificates, the purchase price paid for such certificates and the amount of Excess Spread. In addition, the yields on the certificates will be adversely affected by Realized Losses and interest shortfalls. The interaction of the foregoing factors may have different effects on the various classes of certificates, and may have varying effects with respect to any one class of certificates during the life of such class. No representation is made as to the anticipated rate of prepayments on the mortgage loans, the amount and timing of Realized Losses or interest shortfalls or as to the anticipated yield to maturity of any class of certificates. Prospective investors are urged to consider their own estimates as to the anticipated rate of future prepayments on the mortgage loans and the suitability of the certificates to their investment objectives. Investors should carefully consider the associated risks discussed below and under the heading “Legal Investment” herein and under the headings “Yield Considerations,” “Maturity and Prepayment Considerations” and “Legal Investment Matters” in the prospectus.

The mortgage interest rates on the mortgage loans will adjust monthly (except during an initial fixed-rate period for some of the mortgage loans of generally up to four months) and may vary significantly over time. When a mortgage loan begins its adjustable period, increases and decreases in the mortgage interest rate on that mortgage loan will be calculated for each monthly accrual period based on the index as of a specified date. The index may not rise and fall consistently with mortgage interest rates. As a result, the mortgage interest rates on the mortgage loans at any time may not equal the prevailing mortgage interest rates for similar adjustable-rate loans and accordingly the prepayment rate may be lower or higher than would otherwise be anticipated. Moreover, each mortgage loan is subject to a maximum interest rate.

Although mortgage interest rates will increase (subject to a maximum interest rate) or decrease as the index changes (following the initial fixed-rate period, if applicable), the monthly payments on the mortgage loans generally will adjust only once a year. As a result, an increase or decrease in the index will cause the amortization of the mortgage loans to decelerate or accelerate, thereby causing a corresponding change in the amortization of the certificates. In the event that an increase in the index causes the interest due on a mortgage loan for a given month to exceed the current minimum monthly payment for that month, the shortfall in interest will be added to the outstanding principal balance of that mortgage loan as Deferred Interest. In addition, because the initial minimum monthly payment is set based on the initial fixed rate rather than the sum of the margin and then-current Index, it is likely that the minimum monthly payment will be less than the interest due on that mortgage loan during at least the first year of a mortgage loan. If a mortgagor only pays the minimum monthly payment due, there will likely be negative amortization on the mortgage loan until the fifth anniversary of the Due Date when the minimum monthly payment will be reset to a fully amortizing amount.

Prepayment Considerations

The rate of principal payments on each class of offered certificates, the aggregate amount of distributions on each class of offered certificates and the yield to maturity of each class of offered certificates will be related to the rate and timing of payments of principal on the mortgage loans. The rate of principal payments on the mortgage loans will in turn be affected by the amortization schedules of the mortgage loans and by the rate and timing of Principal Prepayments on the mortgage loans (including for this purpose payments resulting from refinancings, liquidations of the mortgage loans due to defaults, casualties, condemnations and repurchases, whether optional or required). The mortgage loans generally may be prepaid by the mortgagors at any time; however, as described under “The Mortgage Pool” herein, with respect to some of the mortgage loans, a prepayment may subject the related mortgagor to a prepayment charge. Prepayment charges may be restricted under some state laws as described under “Legal Aspects of Mortgage Loans – Enforceability of Certain Provisions” in the prospectus. Prepayment charges with respect to the mortgage loans will not be paid to the holders of the offered certificates. Generally the mortgage loans will contain due-on-sale clauses.

Because the interest rate on each mortgage loan adjusts monthly (after any initial fixed period) and the minimum monthly payment adjusts annually, the portion of the monthly payment that will be applied to reduce the principal balance of the mortgage loan may vary.

The negative amortization feature of the mortgage loans may affect the yield on the related classes of certificates. As a result of the negative amortization of the mortgage loans, the outstanding principal balance of a mortgage loan will increase by the amount of Deferred Interest as described herein under “Description of the Certificates—Interest.” During periods in which the outstanding principal balance of a mortgage loan is increasing due to the addition of Deferred Interest, the increasing principal balance of the mortgage loan may approach or exceed the value of the related mortgaged property, thus increasing both the likelihood of defaults and the risk of loss on any mortgage loan that is required to be liquidated. Furthermore, each mortgage loan provides for the payment of any remaining unamortized principal balance of such mortgage loan (due to the addition of Deferred Interest, if any, to the principal balance of the mortgage loan) in a single payment at the maturity of the mortgage loan. Because the mortgagors may be so required to make a larger single payment upon maturity, it is possible that the default risk associated with the mortgage loans is greater than that associated with fully amortizing mortgage loans. The rate of Deferred Interest on the mortgage loans will also affect the rate of principal distributions on the related certificates because scheduled and unscheduled principal collections on the mortgage loans will be applied to cover Deferred Interest on the mortgage loans.

Principal Prepayments, liquidations and repurchases of the mortgage loans will result in distributions in respect of principal to the holders of the related class or classes of offered certificates then entitled to receive these principal distributions that otherwise would be distributed over the remaining terms of the mortgage loans. See “Maturity and Prepayment Considerations” in the prospectus. Since the rate and timing of payments of principal on the mortgage loans will depend on future events and a variety of factors (as described more fully herein and in the prospectus under “Yield Considerations” and “Maturity and Prepayment Considerations”), no assurance can be given as to the rate of Principal Prepayments. The extent to which the yield to maturity of any class of offered certificates may vary from the anticipated yield will depend upon the degree to which they are purchased at a discount or premium and the degree to which the timing of payments on the offered certificates is sensitive to prepayments on the mortgage loans. Further, an investor should consider, in the case of any offered certificate purchased at a discount, the risk that a slower than anticipated rate of Principal Payments on the mortgage loans could result in an actual yield to an investor that is lower than the anticipated yield and, in the case of any offered certificate purchased at a premium, the risk that a faster than anticipated rate of principal payments could result in an actual yield to the investor that is lower than the anticipated yield. In general, the earlier a prepayment of principal on the mortgage loans, the greater will be the effect on the investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the offered certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

It is highly unlikely that the mortgage loans will prepay at any constant rate until maturity or that all of the mortgage loans will prepay at the same rate. Moreover, the timing of prepayments on the mortgage loans may significantly affect the actual yield to maturity on the related offered certificates, even if the average rate of principal payments experienced over time is consistent with an investor’s expectation.

Because principal distributions are paid to some classes of offered certificates before other classes, holders of classes of offered certificates having a later priority of payment bear a greater risk of losses than holders of classes having earlier priorities for distribution of principal.

The rate of payments (including prepayments) on pools of mortgage loans is influenced by a variety of economic, geographic, social and other factors. If prevailing mortgage rates fall significantly below the mortgage rates on the mortgage loans, the rate of prepayment (and refinancing) would be expected to increase. Conversely, if prevailing mortgage rates rise significantly above the mortgage rates on the mortgage loans, the rate of prepayment on the mortgage loans would be expected to decrease. Other factors affecting prepayment of mortgage loans include changes in mortgagors’ housing needs, job transfers, unemployment, mortgagors’ net equity in the mortgaged properties and servicing decisions. In addition, the existence of the applicable periodic rate cap, maximum mortgage rate and minimum mortgage rate may effect the likelihood of prepayments resulting from refinancings. There can be no certainty as to the rate of prepayments on the mortgage loans during any period or over the life of the certificates. See “Yield Considerations” and “Maturity and Prepayment Considerations” in the prospectus.

In general, defaults on mortgage loans are expected to occur with greater frequency in their early years. In addition, default rates generally are higher for mortgage loans used to refinance an existing mortgage loan. In the event of a mortgagor’s default on a mortgage loan, there can be no assurance that recourse beyond the specific mortgaged property pledged as security for repayment will be available.

The seller may, from time to time, implement programs designed to encourage refinancing. These programs may include, without limitation, modifications of existing loans, general or targeted solicitations, the offering of pre-approved applications, reduced origination fees or closing costs or other financial incentives. Targeted solicitations may be based on a variety of factors, including the credit of the borrower or the location of the mortgaged property. In addition, the seller may encourage assumptions of mortgage loans, including defaulted mortgage loans, under which creditworthy borrowers assume the outstanding indebtedness of the mortgage loans which may be removed from the related mortgage pool. As a result of these programs, with respect to the mortgage pool underlying any trust, the rate of Principal Prepayments of the mortgage loans in the mortgage pool may be higher than would otherwise be the case and in some cases, the average credit or collateral quality of the mortgage loans remaining in the mortgage pool may decline.

Pass-Through Rates

The yields to maturity on the offered certificates will be affected by their pass-through rates. The pass-through rates on the offered certificates will be sensitive to the adjustable mortgage rates on the related mortgage loans. As a result, these pass-through rates will be sensitive to the index on the related mortgage loans, any periodic caps, maximum and minimum rates and the related gross margins.

Yield Sensitivity Of The Subordinate Certificates

As the Current Principal Amount of a class of subordinate certificates is reduced to zero, the yield to maturity on the next most junior class of subordinate certificates will become extremely sensitive to losses on the mortgage loans (and the timing thereof) that are covered by subordination, because the entire amount of losses on the mortgage loans will be allocated such class of subordinate certificates. If the Current Principal Amounts of the Class B Certificates have been reduced to zero, the yield to maturity on the Class M Certificates will become extremely sensitive to losses on the mortgage loans (and the timing thereof) that are covered by subordination, because the entire amount of losses on the mortgage loans will be allocated to the Class M Certificates, beginning with the class of Class M Certificates with the highest numerical designation. Investors in the subordinate certificates should fully consider the risk that Realized Losses on the mortgage loans could result in the failure of these investors to fully recover their investments. For additional considerations relating to the yield on the subordinate certificates, see “Yield Considerations” and “Maturity and Prepayment Considerations” in the prospectus.

Assumed Final Distribution Date

The Assumed Final Distribution Date for each class of certificates is as set forth in the Term Sheet and is generally the distribution date in the month following the month of the latest scheduled maturity date of any of the mortgage loans. Since the rate of payment (including prepayments) of principal on the mortgage loans can be expected to exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the disposition of the last remaining mortgage loan may be earlier, and could be substantially earlier, than the Assumed Final Distribution Date. Furthermore, the actual final distribution date with respect to each class of offered certificates could occur significantly earlier than the Assumed Final Distribution Date because Excess Spread to the extent available will be applied as an accelerated payment of principal on the offered certificates to the extent described herein. In addition, the depositor or its designee may, at its option, repurchase all the mortgage loans from the Trust on or after any distribution date on which the aggregate unpaid principal balances of the mortgage loans are less than a percentage (as set forth in the Term Sheet) of the aggregate Stated Principal Balance of the mortgage loans as of the Cut-off Date. See “The Pooling and Servicing Agreement—Termination” herein.

Weighted Average Lives

The weighted average life of a security refers to the average amount of time that will elapse from the date of its issuance until each dollar of principal of such security will be distributed to the investor. The weighted average life of a certificate is determined by (a) multiplying the amount of the reduction, if any, of the principal amount of such certificate from one distribution date to the next distribution date by the number of years from the date of issuance to the second such distribution date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal amount of such certificate referred to in clause (a). The weighted average lives of the certificates will be influenced by, among other factors, the rate at which principal is paid on the related mortgage loans. Principal payments of mortgage loans may be in the form of scheduled amortization, prepayments, liquidations as a result of foreclosure proceedings or otherwise, or by virtue of the purchase of a mortgage loan in advance of its stated maturity as required or permitted by the Agreement. The actual weighted average life and term to maturity of each class of certificates, in general, will be shortened if the level of such prepayments of principal on the related mortgage loans increases.

THE POOLING AND SERVICING AGREEMENT

General

The certificates will be issued pursuant to the Agreement, a form of which is filed as an exhibit to the registration statement. A current report on Form 8-K relating to the certificates containing a copy of the Agreement as executed will be filed by the Depositor with the Securities and Exchange Commission within fifteen days of the initial issuance of the certificates. The trust fund created under the Agreement will consist of (1) all of the Depositor’s right, title and interest in and to the mortgage loans, the related mortgage notes, mortgages and other related documents, including all interest and principal due with respect to the mortgage loans after the Cut-off Date, but excluding any payments of principal or interest due on or prior to the Cut-off Date, (2) any mortgaged properties acquired on behalf of certificateholders by foreclosure or by deed in lieu of foreclosure and any revenues received thereon, (3) the rights of the Trustee under all insurance policies required to be maintained pursuant to the Agreement, (4) the rights of the Depositor under the Mortgage Loan Purchase Agreement between the Depositor and the Seller, (5) such assets relating to the mortgage loans as from time to time may be held in the Custodial Account, the and the Distribution Account, and (6) any proceeds of the foregoing. Reference is made to the prospectus for important information in addition to that set forth herein regarding the trust fund, the terms and conditions of the Agreement and the offered certificates. The offered certificates will be transferable and exchangeable at the corporate trust offices of the Trustee; for these purposes and for purposes of presentment and surrender located at Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Group, GreenPoint 2006-AR1 and for all other purposes located at 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Group, GreenPoint 2006-AR1. The Depositor will provide to prospective or actual certificateholders without charge, on written request, a copy (without exhibits) of the Agreement. Requests should be addressed to Structured Asset Mortgage Investments II Inc., 383 Madison Avenue, New York, New York 10179.

Assignment of the Mortgage Loans

At the time of issuance of the certificates, the Depositor will cause the mortgage loans, together with all principal and interest due on or with respect to such mortgage loans after the Cut-off Date, to be sold to the trust. The mortgage loans will be identified in a schedule appearing as an exhibit to the Agreement (as amended). Such schedule will include information as to the principal balance of each mortgage loan as of the Cut-off Date, as well as information including, among other things, the mortgage rate, the Net Rate, the Monthly Payment, the maturity date of each mortgage note and the loan-to-value Ratio.

Representations and Warranties

In the Mortgage Loan Purchase Agreement pursuant to which the Depositor purchased (or will purchase) the mortgage loans from the Seller, the Seller made (or will make) certain representations and warranties to the Depositor concerning the mortgage loans. The Trustee, on behalf of the certificateholders, will be assigned all right, title and interest in the Mortgage Loan Purchase Agreement insofar as they relate to such representations and warranties made by the Seller.

The representations and warranties of the Seller with respect to the mortgage loans generally will include the following, among others:

(1)           The information set forth in the mortgage loan schedule is true, complete and correct in all material respects as of the date such representation was made;

(2)           Immediately prior to the sale of the related mortgage loans pursuant to the Mortgage Loan Purchase Agreement, the Seller was the sole owner of beneficial title and holder of each mortgage and mortgage note relating to the related mortgage loans as of the Closing Date or as of another specified date, is conveying the same to the Depositor free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest and the Seller has full right and authority to sell and assign each mortgage loan pursuant to the Mortgage Loan Purchase Agreement; and

(3)           As of the Closing Date, there is no monetary default existing under any mortgage or the related mortgage note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the Seller nor any of its respective affiliates has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the mortgage loan.

Generally, the Mortgage Loan Purchase Agreement will provide that, in the case of a breach of any representation or warranty set forth above which materially and adversely affects the value of the interests of certificateholders or the Trustee in any of the mortgage loans, within 90 days from the date of discovery or notice from the Trustee, the Depositor or the Seller, the Seller will (i) cure such breach in all material respects, (ii) provide the Trustee with a substitute mortgage loan (if within two years of the Closing Date) or (iii) purchase the related mortgage loan at the applicable Repurchase Price. The obligations of the Seller to cure, purchase or substitute shall constitute the Trustee’s sole and exclusive remedy respecting a breach of such representations and warranties.

The Trustee

Wells Fargo Bank, National Association, a national banking association, will act as Trustee for the certificates pursuant to the Agreement. The Trustee’s office for notices under the Agreement is located at 9062 Old Annapolis Road, Columbia, Maryland 21045.

The Agreement will provide that the Trustee and any director, officer, employee or agent of the Trustee will be entitled to recover from the Distribution Account all reasonable out-of pocket expenses, disbursements and advances and expenses of the Trustee in connection with any Monthly Advance, Event of Default, any breach of the Agreement or any loss, liability, expense, claim or legal action (including any pending or threatened claim or legal action) incurred or made by the Trustee in the administration of the trust created pursuant to the Agreement (including the reasonable compensation and disbursements of its counsel), other than any such expense, disbursement or advance as may arise from the Trustee’s negligence or intentional misconduct or which is the responsibility of the certificateholders.

Servicing and Other Compensation and Payment of Expenses

The Servicer will be entitled to receive a Servicing Fee as compensation for its activities under the Agreement equal to 1/12 of the Servicing Fee Rate multiplied by the Scheduled Principal Balance of each mortgage loan as of the first day of the related Due Period. The Servicing Fee Rate for each mortgage loan will be as indicated in the Term Sheet.

In addition to the primary compensation described above, the Servicer may be entitled to retain assumption fees, tax service fees and late payment charges, all to the extent collected from mortgagors and as provided in the Agreement.

The Servicer will pay all related expenses incurred in connection with its servicing responsibilities (subject to limited reimbursement as described in the Agreement).

Realization Upon Defaulted Mortgage Loans

The Servicer will take such action as it deems to be in the best interest of the trust with respect to defaulted mortgage loans and foreclose upon or otherwise comparably convert the ownership of properties securing defaulted mortgage loans as to which no satisfactory collection arrangements can be made. To the extent set forth in the Agreement, the Servicer will service the property acquired by the trust through foreclosure or deed-in-lieu of foreclosure in accordance with procedures that the Servicer employs and exercises in servicing and administering mortgage loans for its own account and which are in accordance with accepted mortgage servicing practices of prudent lending institutions.

Since Insurance Proceeds cannot exceed deficiency claims and certain expenses incurred by the Servicer, no insurance payments will result in a recovery to certificateholders which exceeds the principal balance of the defaulted mortgage loan together with accrued interest thereon at its Net Rate.

The Custodial Account

The Servicer will establish and maintain in the name of the Trustee, for the benefit of the certificateholders, an account, referred to herein as the Custodial Account, into which it will deposit daily all collections of principal and interest on any mortgage loans, including but not limited to Principal Prepayments, Insurance Proceeds, Liquidation Proceeds (less amounts reimbursable to the Servicer out of Liquidation Proceeds in accordance with the Agreement), the Repurchase Price for any mortgage loans repurchased and Monthly Advances made from the Servicer’s own funds (less the Servicing Fee) and Compensating Interest Payments. The amount at any time credited to the Custodial Account, if invested, shall be invested in the name of the Trustee in permitted investments selected by the Servicer. The Servicer will be entitled to any amounts earned on permitted investments in the Custodial Account. The Servicer will also deposit into the Custodial Account any amounts required to be deposited with respect to losses on Permitted Investments and any other amounts received by the Servicer and required to be deposited in the Custodial Account pursuant to the Agreement. The Custodial Account and amounts at any time credited thereto shall comply with the requirements of the Agreement and shall meet the requirements of the Rating Agencies.

The Distribution Account

The Trustee shall establish and maintain in the name of the Trustee, for the benefit of the certificateholders, an account, referred to herein as the Distribution Account, into which on the second business day prior to each distribution date, all available funds in the Custodial Account for such distribution date will be transferred by the Servicer. All amounts deposited to the Distribution Account shall be held in the name of the Trustee in trust for the benefit of the certificateholders in accordance with the terms and provisions of the Agreement. The amount at any time credited to the Distribution Account, if invested, shall be invested in the name of the Trustee in permitted investments selected by the Trustee. The Trustee will be entitled to any amounts earned and will be liable for any losses on permitted investments in the Distribution Account. To the extent grantor trust certificates are issued, a separate Grantor Trust Distribution Account will be established.

On each distribution date, the Trustee shall pay the certificateholders in accordance with the provisions set forth under “Description of the Certificates—Distributions on the Certificates” herein.

Voting Rights

Voting rights of the trust in general will be allocated among the classes of certificates (other than the Residual Certificates) based upon their respective Current Principal Amounts; provided that voting rights equal to 1.00% of the total amount will be allocated to the Residual Certificates.

Termination

The obligations of the Trustee and the Servicer created by the Agreement will terminate upon (i) the later of the making of the final payment or other liquidation or any advance with respect thereto, of the last mortgage loan subject thereto or the disposition of all property acquired upon foreclosure or acceptance of a deed in lieu of foreclosure of any such mortgage loans, (ii) the payment to certificateholders of all amounts required to be paid to them pursuant to the Agreement or (iii) the repurchase by or at the direction of the Depositor or its designee of all of the mortgage loans and all related REO Property in the trust, as further discussed below.

On any distribution date on which the aggregate Scheduled Principal Balance of the mortgage loans is less than a percentage (as set forth in the Term Sheet) of the aggregate Scheduled Principal Balance of the mortgage loans as of the Cut-off Date, the Depositor or its designee, or any other person set forth in the Agreement, may repurchase from the trust all mortgage loans remaining outstanding and any REO Property remaining in the trust at a purchase price equal to the sum of (a) the unpaid principal balance of the mortgage loans (other than mortgage loans related to REO Property), net of the principal portion of any unreimbursed Monthly Advances relating to the mortgage loans made by the purchaser, plus accrued but unpaid interest thereon at the applicable mortgage rate to, but not including, the first day of the month of repurchase, (b) the appraised value of any REO Property, less the good faith estimate of the Servicer of liquidation expenses to be incurred in connection with its disposal thereof (but not more than the unpaid principal balance of the related mortgage loan, together with accrued but unpaid interest on that balance at the applicable mortgage rate, but not including the first day of the month of repurchase), (c) unreimbursed out-of-pocket costs of the Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Monthly Advances, made on the mortgage loans prior to the exercise of such repurchase and (d) any unreimbursed costs and expenses of the Trustee payable in accordance with the terms of the Agreement. Such person exercising this right, if not the Depositor or an affiliate, shall be deemed to represent that one of the following will be true and correct: (i) the exercise of such option shall not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or (ii) such designee is (A) not a party in interest with respect to any Plan and (B) is not a "benefit plan investor" (other than a plan sponsored or maintained by the designee, provided that no assets of such plan are invested or deemed to be invested in the certificates). If the holder of the option is unable to exercise such option by reason of the preceding sentence, then the Depositor may exercise such option. Any such repurchase will result in the retirement of all of the certificates and termination of the trust. The trust may also be terminated and the certificates retired on any distribution date upon the Depositor’s determination, based upon an opinion of counsel, that the status of the trust fund as a REMIC has been lost or that a substantial risk exists that such status will be lost for the then current taxable year. In no event will the trust created by the Agreement continue beyond the expiration of 21 years from the death of the survivor of the persons named in the Agreement. See “The Agreements—Termination; Retirement of Securities” in the prospectus.

FEDERAL INCOME TAX CONSIDERATIONS

Upon the issuance of the offered certificates, Orrick, Herrington & Sutcliffe LLP, counsel to the Depositor, will deliver its opinion generally to the effect that, assuming compliance with all provisions of the Agreement, for federal income tax purposes, each REMIC election made by the Trust Fund will qualify as a REMIC under the Internal Revenue Code of 1986, or the Code. The certificates (other than the Residual Certificates) will be designated as regular interests in a REMIC and are herein referred to as the “Regular Certificates” or the “REMIC Regular Certificates.” Each of the Residual Certificates will be designated as the residual interest in the related REMIC and are herein referred to as the “Residual Certificates” or the “REMIC Residual Certificates”. All certificateholders are advised to see “Federal Income Tax Consequences” in the prospectus for a discussion of the anticipated federal income tax consequences of the purchase, ownership and disposition of the REMIC Regular Certificates and the REMIC Residual Certificates.

Because the Regular Certificates will be considered regular interests in a REMIC, they generally will be taxable as debt obligations under the Code, and interest paid or accrued on the Regular Certificates, including original issue discount with respect to any Regular Certificates issued with original issue discount, will be taxable to certificateholders in accordance with the accrual method of accounting, regardless of their usual method of accounting. It is anticipated that, for federal income tax purposes, some of the offered certificates may be issued with original issue discount. See “Federal Income Tax Consequences—REMICS—Taxation of Owners of REMIC Regular Certificates—Original Issue Discount” in the prospectus. The Internal Revenue Service, or the IRS, has issued OID regulations under Sections 1271 to 1275 of the Code generally addressing the treatment of debt instruments issued with original issue discount (hereafter referred to as the OID Regulations). All purchasers of REMIC Regular Certificates are urged to consult their tax advisors for advice regarding the effect, in any, of the original issue discount provisions and regulations on the purchase of the Regular Certificates. The prepayment assumption that will be used in determining the rate of accrual of original issue discount with respect to the certificates will be set forth in the related prospectus supplement. The prepayment assumption represents a rate of payment of unscheduled principal on a pool of mortgage loans, expressed as an annualized percentage of the outstanding principal balance of such mortgage loans at the beginning of each period. However, no representation is made as to the rate at which prepayments actually will occur.

In certain circumstances the OID Regulations permit the holder of a debt instrument to recognize original issue discount under a method that differs from that used by the issuer. Accordingly, it is possible that the holder of a Regular Certificate may be able to select a method for recognizing original issue discount that differs from that used by the Trustee in preparing reports to the certificateholders and the IRS.

Certain classes of the offered certificates may be treated for federal income tax purposes as having been issued at a premium. Whether any holder of such a class of certificates will be treated as holding a certificate with amortizable bond premium will depend on such certificateholder's purchase price and the distributions remaining to be made on such certificate at the time of its acquisition by such certificateholder. Holders of such classes of certificates should consult their tax advisors regarding the possibility of making an election to amortize such premium. See “Federal Income Tax Consequences—REMICS—Taxation of Owners of REMIC Regular Certificates— Original Issue Discount” and “—Premium” in the prospectus.

Characterization of the Offered Certificates

All holders of the offered certificates will be entitled (subject to specific priorities and to the extent of related Basis Risk Shortfall Carry Forward Amounts) to amounts deposited into the reserve fund from excess cash flow. In addition, all holders of the offered certificates will be entitled (subject to specific priorities and to the extent of related Basis Risk Shortfall Carry Forward Amounts, Unpaid Realized Loss Amounts and Current Interest and Interest Carry Forward Amounts) to amounts deposited into the reserve fund from the related Cap Contracts. Accordingly, holders of the offered certificates will be treated for federal income tax purposes as owning a regular interest in a REMIC and a beneficial ownership interest in the right to receive payments from the reserve fund, which is not included in any REMIC. The treatment of amounts received by the certificateholder with respect to such certificateholder's right to receive Basis Risk Shortfall Carry Forward Amounts as a result of the application of the Net Rate Cap, will depend upon the portion of such certificateholder's purchase price allocable thereto. Under the REMIC regulations, each certificateholder of an offered certificate must allocate its purchase price for its certificate between its undivided interest in the related REMIC regular interest and its interest in the right to receive payments from the reserve fund in respect of any Basis Risk Shortfall Carry Forward Amounts in accordance with the relative fair market values of each property right. Holders of the offered certificates may also have to allocate basis to the reserve fund on account of the right to receive Unpaid Realized Loss Amounts, Current Interest and Interest Carry Forward Amounts, although the Trustee intends to treat such payments as advances (in which event it is likely that no basis should be allocated to such rights). Such allocations will be used for, among other things, purposes of computing any original issue discount, market discount or premium, as well as for determining gain or loss on disposition. No representation is or will be made as to the relative fair market values thereof. Generally, payments made to certificates with respect to any Basis Risk Shortfall Carry Forward Amounts will be included in income based on, and the purchase price allocated to the reserve fund may be amortized in accordance with, the regulations relating to notional principal contracts. In the case of non-corporate holders of the offered certificates the amortization of the purchase price may be subject to limitations as an itemized deduction, and may not be useable at all, if the taxpayer is subject to the alternative minimum tax. However, regulations have recently been proposed that modify the taxation of notional principal contracts that contain contingent nonperiodic payments. As the application of such regulations (i.e., whether they apply, and if so, how they apply) are, at this time, unclear, holders of the offered certificates should consult with their own tax advisors with respect to the proper treatment of their interest in the reserve fund.

We make no representation on whether the offered certificates (or what, if any, portion thereof) will constitute "real estate assets" or whether the interest (or any portion) thereon will be considered "interest on obligations secured by mortgages on real property", in each case for real estate investment trusts, or REITs. In addition, we make no representation on whether the offered certificates (or what, if any, portion thereof) will constitute a "regular interest in a REMIC" under section 7701(a)(19)(C) for purposes of domestic building and loan associations.

METHOD OF DISTRIBUTION

Subject to the terms and conditions set forth in the underwriting agreement, the offered certificates, will be purchased from the Depositor by the Underwriter upon issuance. The Underwriter is an affiliate of the Depositor and EMC. The offered certificates will be offered by the Underwriter (only as and if issued and delivered to and accepted by the Underwriter) from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale. In connection with the purchase and sale of the offered certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of an underwriting discount.

The Depositor will indemnify the Underwriter against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or will contribute to payments the Underwriter may be required to make in respect thereof.

The Underwriter may effect these transactions by selling the underwritten certificates to or through dealers, and those dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter for whom they act as agent. In connection with the sale of the underwritten certificates, the Underwriter may be deemed to have received compensation from the Depositor in the form of underwriting compensation. The Underwriter and any dealers that participate with the underwriters in the distribution of the related underwritten certificates may be deemed to be underwriters and any profit on the resale of the underwritten certificates positioned by them may be deemed to be underwriting discounts and commissions under the Securities Act.

There is currently no secondary market for the certificates and no assurances are made that such a market will develop. The Underwriter intends to establish a market in the offered certificates, but is not obligated to do so. Any such market, even if established, may or may not continue.

SECONDARY MARKET

There can be no assurance that a secondary market for the offered certificates will develop or, if it does develop, that it will continue. The primary source of information available to investors concerning the offered certificates will be the monthly statements supplied to certificateholders, which will include information as to the Current Principal Amount of the offered certificates and the status of the applicable form of credit enhancement. There can be no assurance that any additional information regarding the offered certificates will be available through any other source. In addition, the Depositor is not aware of any source through which price information about the offered certificates will be generally available on an ongoing basis. The limited nature of information regarding the offered certificates may adversely affect the liquidity of the offered certificates, even if a secondary market for the offered certificates becomes available.

LEGAL MATTERS

Certain legal matters relating to the certificates will be passed upon for the Depositor and the Underwriter by Orrick, Herrington & Sutcliffe LLP, New York, New York.

RATINGS

It is a condition to the issuance of each class of offered certificates that it receives at least the ratings set forth in the Term Sheet by one or more rating agencies including S&P, Moody’s and/or Fitch.

The ratings assigned to mortgage pass-through certificates address the likelihood of the receipt of all distributions on the mortgage loans by the related certificateholders under the agreements pursuant to which such certificates were issued. The ratings take into consideration the credit quality of the related mortgage pool, structural and legal aspects associated with such certificates, and the extent to which the payment stream in the mortgage pool is adequate to make payments required under such certificates. The ratings on the certificates do not, however, constitute a statement regarding frequency of prepayments on the mortgages.

The ratings do not address the possibility that, as a result of principal prepayments or recoveries certificateholders might suffer a lower than anticipated yield.

The ratings assigned to the offered certificates should be evaluated independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the Rating Agencies.

The Depositor has not requested a rating of the offered certificates by any rating agency other than the Rating Agencies. However, there can be no assurance as to whether any other rating agency will rate the offered certificates or, in such event, what rating would be assigned to the offered certificates by such other rating agency.

The ratings assigned by such other rating agency to the offered certificates may be lower than the ratings assigned by the Rating Agencies.

LEGAL INVESTMENT

It is anticipated that the classes of offered certificates that are rated in one of the two highest rating categories by a nationally recognized statistical rating organization will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 (or SMMEA) and, as such, will be legal investments for certain entities to the extent provided in SMMEA, subject to state laws overriding SMMEA. Certain states have enacted legislation overriding the legal investment provisions of SMMEA. Classes of offered certificates not rated in one of the two highest rating categories will not constitute “mortgage related securities” for purposes of SMMEA, or the Non-SMMEA Certificates. The appropriate characterization of the Non-SMMEA Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase Non-SMMEA Certificates, may be subject to significant interpretative uncertainties.

The Office of Thrift Supervision, or the OTS, has issued Thrift Bulletins 73a, entitled “Investing in Complex Securities,” or TB 73a, which is effective as of December 18, 2001 and applies to savings associations regulated by the OTS, and 13a, entitled “Management of Interest Rate Risk, Investment Securities, and Derivatives Activities,” or TB 13a, which is effective as of December 1, 1998, and applies to thrift institutions regulated by the OTS.

One of the primary purposes of TB 73a is to require savings associations, prior to taking any investment position, to determine that the investment position meets applicable regulatory and policy requirements (including those set forth TB 13a (see below)) and internal guidelines, is suitable for the institution, and is safe and sound. The OTS recommends, with respect to purchases of specific securities, additional analysis, including, among others, analysis of repayment terms, legal structure, expected performance of the issuer and any underlying assets as well as analysis of the effects of payment priority, with respect to a security which is divided into separate tranches with unequal payments, and collateral investment parameters, with respect to a security that is prefunded or involves a revolving period. TB 73a reiterates the OTS's due diligence requirements for investing in all securities and warns that if a savings association makes an investment that does not meet the applicable regulatory requirements, the savings association's investment practices will be subject to criticism, and the OTS may require divestiture of such securities. The OTS also recommends, with respect to an investment in any “complex securities,” that savings associations should take into account quality and suitability, interest rate risk, and classification factors. For the purposes of each of TB 73a and TB 13a, “complex security” includes among other things any collateralized mortgage obligation or real estate mortgage investment conduit security, other than any “plain vanilla” mortgage pass-through security (that is, securities that are part of a single class of securities in the related pool that are non-callable and do not have any special features). Accordingly, all Classes of the offered certificates would likely be viewed as “complex securities.” With respect to quality and suitability factors, TB 73a warns (i) that a savings association's sole reliance on outside ratings for material purchases of complex securities is an unsafe and unsound practice, (ii) that a savings association should only use ratings and analyses from nationally recognized rating agencies in conjunction with, and in validation of, its own underwriting processes, and (iii) that it should not use ratings as a substitute for its own thorough underwriting analyses. With respect the interest rate risk factor, TB 73a recommends that savings associations should follow the guidance set forth in TB 13a.

One of the primary purposes of TB 13a is to require thrift institutions, prior to taking any investment position, to (i) conduct a pre-purchase portfolio sensitivity analysis for any “significant transaction” involving securities or financial derivatives, and (ii) conduct a pre-purchase price sensitivity analysis of any “complex security” or financial derivative. The OTS recommends that while a thrift institution should conduct its own in-house pre-acquisition analysis, it may rely on an analysis conducted by an independent third-party as long as management understands the analysis and its key assumptions. Further, TB 13a recommends that the use of “complex securities with high price sensitivity” be limited to transactions and strategies that lower a thrift institution's portfolio interest rate risk. TB 13a warns that investment in complex securities by thrift institutions that do not have adequate risk measurement, monitoring and control systems may be viewed by OTS examiners as an unsafe and unsound practice.

All investors whose investment activities are subject to legal investment laws and regulations or to review by certain regulatory authorities may be subject to restrictions on investment in the certificates. Any such institution should consult its own legal advisors in determining whether and to what extent there may be restrictions on its ability to invest in the certificates. See “Legal Investment Matters” in the prospectus.

ERISA CONSIDERATIONS

Fiduciaries of employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the ERISA fiduciary investment standards before authorizing an investment by a plan in the certificates. In addition, fiduciaries of employee benefit plans subject to Title I of ERISA, as well as certain plans or other retirement arrangements that are not subject to ERISA but are subject to Section 4975 of the Code (such as individual retirement accounts and Keogh plans covering only a sole proprietor or partners), or any entity whose underlying assets include plan assets by reason of a plan or account investing in such entity, including an insurance company general account (hereafter collectively referred to as Plan(s)), should consult with their legal counsel to determine whether an investment in the certificates will cause the assets of the Trust, or Trust Assets, to be considered plan assets pursuant to the plan asset regulations set forth at 29 C.F.R. § 2510.3-101 (or the Plan Asset Regulations), thereby subjecting the Plan to the prohibited transaction rules with respect to the Trust Assets and the Trustee or the Servicer to the fiduciary investments standards of ERISA, or cause the excise tax provisions of Section 4975 of the Code to apply to the Trust Assets, unless an exemption granted by the Department of Labor applies to the purchase, sale, transfer or holding of the certificates.

The Department of Labor has issued Prohibited Transaction Exemption 90-30 (as amended by Prohibited Transaction Exemption 97-34, 2000-58 and 2002-41) (or Underwriter’s Exemption) to the Underwriter which may apply to the offered certificates. However, the Underwriter’s Exemption contains a number of conditions which must be met for the exemption to apply, including the requirements that (i) the investing Plan must be an “accredited investor” as defined in Rule 501(a)(1) of Regulation D of the Securities and Exchange Commission under the Securities Act and (ii) the offered certificates be rated at least “BBB-” (or its equivalent) by Fitch Rating, S&P or Moody’s, at the time of the Plan’s purchase, provided that no mortgage loan has an LTV in excess of 100% on the Closing Date. See “ERISA Considerations” in the prospectus. The Department of Labor amended the Underwriter’s Exemption, as well as the essentially identical exemptions issued to certain other financial institutions, in PTE 2002-41 (67 Fed. Reg. 54487, September 22, 2002) to allow the trustee to be affiliated with the underwriter in spite of the restriction in PTE 2000-58 to the contrary.

The Underwriter’s Exemption is expected to apply to the certificates if the conditions described above are satisfied. Therefore, each beneficial owner of a Subordinate Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) that certificate was rated at least “BBB-” at the time of purchase, (ii) such beneficial owner is not a benefit plan investor, or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

If any Subordinate Certificate or any interest therein is acquired or held in violation of the conditions described in the preceding paragraph, the next preceding permitted beneficial owner will be treated as the beneficial owner of that Subordinate Certificate, retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of that certificate or interest therein was effected in violation of the conditions described in the preceding paragraph shall indemnify and hold harmless the seller, the trustee, the servicer, any subservicer, and the trust from and against any and all liabilities, claims, costs or expenses incurred by those parties as a result of that acquisition or holding.

Before purchasing an offered certificate, a fiduciary of a Plan should itself confirm that the certificate constitutes “securities” for purposes of the Underwriter’s Exemption and that the specific and general conditions of the Underwriter’s Exemption and the other requirements set forth in the Underwriter’s Exemption would be satisfied. Any Plan fiduciary that proposes to cause a Plan to purchase a certificate should consult with its counsel with respect to the potential applicability to such investment of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the proposed investment. For further information regarding the ERISA considerations of investing in the certificates, see “ERISA Considerations” in the prospectus.

A governmental plan, as defined in Section 3(32) of ERISA, is not subject to ERISA or Section 4975 of the Code. However, such governmental plan may be subject to Federal, state and local law, which is, to a material extent, similar to the provisions of ERISA or Section 4975 of the Code, or Similar Law. A fiduciary of a governmental plan should make its own determination as to the propriety of such investment under applicable fiduciary or other investment standards, and the need for and the availability of any exemptive relief under any Similar Law.

The sale of any certificates to a Plan is in no respect a representation by the Underwriter that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate for Plans generally or any particular Plan.

GLOSSARY

Below are abbreviated definitions of significant capitalized terms used herein. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the accompanying prospectus.

Actual Monthly Payments – As defined in the Term Sheet.

Adjusted Rate Cap – As defined in the Term Sheet.

Agreement – The Pooling and Servicing Agreement, which will be entered into by the Depositor, the Seller and Servicer and the Trustee.

Applied Realized Loss Amount – With respect to any class of offered certificates and as to any distribution date, the sum of the Realized Losses with respect to the related mortgage loans, which have been applied in reduction of the Current Principal Amount of such Class, in an amount equal to the amount, if any, by which, (i) the aggregate Current Principal Amount of all of the certificates (after all distributions of principal on such distribution date) exceeds (ii) the aggregate Stated Principal Balance of the mortgage loans for such distribution date.

Assumed Final Distribution Date – Generally, the distribution date in the month following the month of the latest scheduled maturity date of any of the mortgage loans. The anticipated Assumed Final Distribution Date is set forth in the Term Sheet.

Basis Risk Shortfall Carry Forward Amount – As of any distribution date for the offered certificates, the sum of the Basis Risk Shortfall for such distribution date and the Basis Risk Shortfall for all previous distribution dates not previously paid, together with interest thereon at a rate equal to the applicable pass-through rate for such distribution date.

Basis Risk Shortfall – If on the distribution date the pass-through rate for a class of Class A, Class M and Class B Certificates is based upon the Net Rate Cap, the excess, if any of:

1.         The amount of Current Interest that such class would have been entitled to receive on such distribution date had the applicable pass-though rate been calculated at a per annum rate equal to the lesser of (i) One-Month LIBOR plus the related Margin and (ii) a rate set forth in the Term Sheet, over

2.         The amount of Current Interest on such class calculated using a pass-though rate equal to the Net Rate Cap for such distribution date.

Book-Entry Certificates — All certificates other than the physical certificates.

Business Day – Generally any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange or Federal Reserve is closed or on which banking institutions in New York City or in the jurisdiction in which the Trustee, Custodian or the Servicer is located are obligated by law or executive order to be closed.

Cede – Cede & Co.

Certificate Owner — Any person who is the beneficial owner of a Book-entry Certificate.

Class A Certificates – Any one of the certificates with a "Class A" designation in the Term Sheet.

Class A Principal Distribution Amount – As defined in the Term Sheet.

Class B Principal Distribution Amount – The definition set forth in the Term Sheet for the related Class B Certificate.

Class M Principal Distribution Amount – The definition set forth in the Term Sheet for the related Class B Certificate.

Current Interest – With respect to each class of Class A, Class M and Class B Certificates and each distribution date, the interest accrued at the applicable pass-through rate for the applicable Interest Accrual Period on the Current Principal Amount of such class plus any amount previously distributed with respect to interest for such class that is recovered as a voidable preference by a trustee in bankruptcy reduced by (x) any Net Deferred Interest allocated to such class in the manner described in the Term Sheet and (y) any Prepayment Interest Shortfall to the extent not covered by Compensating Interest Payments and any shortfalls resulting from the application of the Relief Act, in each case to the extent allocated to such class of certificates as described under clause First in “Description of the Certificates—Distributions on the Certificates” herein.

Current Principal Amount – With respect to any class of offered certificates and any distribution date, the original current principal amount of such class plus the amount of any Net Deferred Interest allocated thereto on the related distribution date and all previous distribution dates and, in the case of a Subordinate Certificate, any Subsequent Recoveries added to the Current Principal Amount of such certificate, as described under “Description of the Certificates—Allocation of Realized Losses” herein, less the sum of (i) all amounts in respect of principal distributed to such class on previous distribution dates and (ii) any Applied Realized Loss Amounts allocated to such class on previous distribution dates.

Current Specified Overcollateralization Percentage – For any distribution date, a percentage equivalent of a fraction, the numerator of which is the Overcollateralization Target Amount and the denominator of which is the aggregate Stated Principal Balance of the mortgage loans for such distribution date.

Cut-off Date — As set forth in the Term Sheet.

Deferred Interest — The amount of interest which is deferred and added to the principal balance of a mortgage loan due to the negative amortization feature as described in this term sheet supplement.

Due Date – With respect to each mortgage loan, the date in each month on which its Monthly Payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the Servicing Agreement.

Due Period – As set forth in the Term Sheet.

Excess Cashflow – With respect to any distribution date, the sum of (i) Remaining Excess Spread for such distribution date and (ii) Overcollateralization Release Amount for such distribution date.

Excess Spread – With respect to any distribution date, the excess, if any, of the Interest Funds for such distribution date over the sum of the Current Interest on the offered certificates and Interest Carry Forward Amounts on the senior certificates on such distribution date.

EMC – EMC Mortgage Corporation.

Extra Principal Distribution Amount – With respect to any distribution date, an amount derived from Excess Spread equal to the lesser of (a) the excess, if any, of the Overcollateralization Target Amount for such distribution date over the Overcollateralization Amount for such distribution date and (b) the Excess Spread for such distribution date.

Insurance Proceeds – All proceeds of any insurance policies, to the extent such proceeds are not applied to the restoration of the property or released to the mortgagor in accordance with the servicer's normal servicing procedures, other than proceeds that represent reimbursement of the servicer's costs and expenses incurred in connection with presenting claims under the related insurance policies.

Interest Accrual Period — As set forth in the Term Sheet.

Interest Carry Forward Amount – With respect to each class of offered certificates and the first distribution date, zero, and for each distribution date thereafter, the sum of:

1.	the excess of

(a)	Current Interest for such class with respect to prior distribution dates, over
(b)	the amount actually distributed to such class with respect to interest on or after such prior distribution dates, and
2.

interest on such excess (to the extent permitted by applicable law) at the applicable pass- through rate for the related Interest Accrual Period including the Interest Accrual Period relating to such distribution date.

Interest Funds – With respect to any distribution date, the sum, without duplication, of:

1.

all scheduled interest collected in respect of the mortgage loans during the related Due Period, less the Servicing Fee, if any, and any related amounts required to be reimbursed to EMC, the Servicer, the Trustee and the Custodian as provided in the Agreement,

2.	all advances relating to interest on the mortgage loans made by the Servicer,
3.	all Compensating Interest Payments with respect to the mortgage loans,
4.

Insurance Proceeds and Liquidation Proceeds received during the related Prepayment Period (or in the case of Subsequent Recoveries, during the related Due Period), to the extent such Liquidation Proceeds relate to interest, less all non-recoverable advances relating to interest and certain expenses,

5.	the interest portion of proceeds from mortgage loans that were repurchased during the related Due Period, and
6.	the interest portion of the purchase price of the assets of the Trust upon exercise by EMC or its designee of its optional termination right;

minus

7.	any amounts required to be reimbursed to EMC, the Depositor, the Servicer or the Trustee, as provided in the Agreement.

Liquidation Proceeds – All net proceeds, other than Insurance Proceeds, received in connection with the partial or complete liquidation of mortgage loans, whether through trustee’s sale, foreclosure sale or otherwise, or in connection with any condemnation or partial release of a mortgaged property, together with the net proceeds received with respect to any mortgaged properties acquired by the servicer by foreclosure or deed in lieu of foreclosure in connection with defaulted mortgage loans, other than the amount of such net proceeds representing any profit realized by the Servicer in connection with the disposition of any such properties, and Subsequent Recoveries.

Margin – The applicable margin set forth in the Term Sheet.

Moody’s – Moody’s Investors Service, Inc., and any successor in interest.

Monthly Advance — The aggregate of all payments of interest, net of the Servicing Fee, that were due during the related Due Period on the mortgage loans and that were delinquent on the related Due Date (other than shortfalls in interest due to the application of the Relief Act or similar state law).

Monthly Payments — For any mortgage loan and any month, the scheduled payment or payments of principal and interest due during such month on such mortgage loan which either is payable by a mortgagor in such month under the related mortgage note or in the case of any mortgaged property acquired through foreclosure or deed in lieu of foreclosure, would otherwise have been payable under the related mortgage note.

Mortgage Loan Purchase Agreement — The Mortgage Loan Purchase Agreement to be entered into by the Depositor and the Seller.

Net Deferred Interest — On any distribution date, the Deferred Interest on the related mortgage loans during the related Due Period net of prepayments in full, partial prepayments, net liquidation proceeds, repurchase proceeds and scheduled principal payments, in that order, available to be distributed on the related Certificates on that distribution date.

Net Rate Cap – As defined in the Term Sheet.

Net Rate – For any mortgage loan, the then applicable mortgage rate thereon less the Servicing Fee Rate expressed as a per annum rate.

Overcollateralization Amount – As defined in the Term Sheet.

Overcollateralization Release Amount – As defined in the Term Sheet.

Overcollateralization Target Amount – As defined in the Term Sheet.

Prepayment Period – With respect to a distribution date, the calendar month preceding the month in which such distribution date occurs.

Principal Distribution Amount – With respect to each distribution date, an amount equal to:

1.	the Principal Funds for such distribution date, plus
2.	any Extra Principal Distribution Amount for such distribution date, minus
3.	any Overcollateralization Release Amount for such distribution date.

Principal Funds – With respect to each distribution date, the sum, without duplication, of:

1.	the scheduled principal collected on the mortgage loans during the related Due Period or advanced on or before the servicer advance date,
2.	prepayments in respect of the mortgage loans, exclusive of any prepayment charges, collected in the related Prepayment Period,
3.	the Stated Principal Balance of each mortgage loan that was repurchased by the Depositor or the Servicer during the related Due Period,
4.

the amount, if any, by which the aggregate unpaid principal balance of any replacement mortgage loans is less than the aggregate unpaid principal balance of any deleted mortgage loans delivered by the Servicer in connection with a substitution of a mortgage loan during the related Due Period,

5.

Insurance Proceeds and all Liquidation Proceeds collected during the related Prepayment Period (or in the case of Subsequent Recoveries, during the related Due Period) on the mortgage loans, to the extent such Liquidation Proceeds relate to principal, less all related non-recoverable advances relating to principal reimbursed during the related Due Period,

6.	the principal portion of the purchase price of the assets of the Trust upon the exercise by EMC or its designee of its optional termination right; minus
7.	any amounts required to be reimbursed to EMC, the Depositor, the Servicer or the Trustee, as provided in the Agreement.

Rating Agencies — As specified in the Term Sheet.

Record Date – As set forth in the Term Sheet.

Realized Loss – The excess of the Stated Principal Balance of a defaulted mortgage loan over the net Liquidation Proceeds with respect thereto that are allocated to principal.

Regular Certificates — All classes of certificates other than the Residual Certificates.

Remaining Excess Spread – With respect to any distribution date, the Excess Spread remaining after the distribution of any Extra Principal Distribution Amount for such distribution date.

Repurchase Price – With respect to any mortgage loan required to be repurchased, an amount equal to the sum of (i) (a) 100% of the Outstanding Principal Balance of such mortgage loan plus accrued but unpaid interest on the Outstanding Principal Balance at the related mortgage rate through and including the last day of the month of repurchase reduced by (b) any portion of the Servicing Fee or advances payable to the purchaser of the mortgage loan and (ii) any costs and damages incurred by the trust in connection with any violation of such mortgage loan of any predatory lending laws.

Residual Certificates — The Class R certificates. There will be a separate Class R certificate with a specific designation for each REMIC election that is made.

Rules — The rules, regulations and procedures creating and affecting DTC and its operations.

S&P — Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Scheduled Monthly Payments – As defined in the Term Sheet.

Servicing Fee — With respect to each mortgage loan, a fee that accrues at the Servicing Fee Rate on the same principal balance on which interest on the mortgage loan accrues for the calendar month.

Servicing Fee Rate — As set forth in the Term Sheet.

Stated Principal Balance – For any mortgage loan, with respect to any distribution date, the sum of the principal balance thereof as of the Cut-off Date plus any amount by which the principal balance thereof has been increased for Deferred Interest pursuant to the terms of the related mortgage note on or prior to such distribution date, minus the sum of:

1.

the principal portion of the scheduled Monthly Payments due from mortgagors with respect to such mortgage loan due during each Due Period ending prior to such distribution date (and irrespective of any delinquency in their payment);

2.	all prepayments of principal with respect to such mortgage loan received prior to or during the related Prepayment Period, and all liquidation proceeds to the extent applied by the Servicer as recoveries of principal in accordance with the Agreement or the Servicing Agreement that were received by the Servicer as of the close of business on the last day of the Prepayment Period related to such distribution date; and

3.	any Realized Loss thereon incurred prior to or during the related Prepayment Period.

The Stated Principal Balance of any liquidated mortgage loan is zero.

Stepdown Date – As defined in the Term Sheet.

Subsequent Recoveries — As of any distribution date, amounts received during the related Due Period by the Servicer or surplus amounts held by the Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller) specifically related to a liquidated mortgage loan or disposition of an REO property prior to the related Prepayment Period that resulted in a Realized Loss, after liquidation or disposition of such mortgage loan.

Term Sheet — The New Issue Computational Materials for GreenPoint Mortgage Funding Trust 2006-AR1, Mortgage Pass-Through Certificates, Series 2006-AR1 delivered by Bear, Stearns & Co. Inc.

Trigger Event – As defined in the Term Sheet.

Trust – The Trust identified in the Term Sheet.

Trustee – The Trustee set forth in the Term Sheet.

Unpaid Realized Loss Amount – With respect to any class of Class A, Class M and Class B Certificates and as to any distribution date, the excess of

1.	Applied Realized Loss Amounts with respect to such class over
2.	the sum of all distributions in reduction of the Applied Realized Loss Amounts on all previous distribution dates.

Any amounts distributed to a class of offered certificates in respect of any Unpaid Realized Loss Amount will not be applied to reduce the Current Principal Amount of such Class.

ANNEX I

GLOBAL CLEARANCE, SETTLEMENT AND TAX DOCUMENTATION PROCEDURES

Except in certain limited circumstances, the certificates, which are referred to as the global securities, will be available only in book-entry form. Investors in the global securities may hold interests in these global securities through any of DTC, Clearstream or Euroclear. Initial settlement and all secondary trades will settle in same-day funds.

Secondary market trading between investors holding interests in global securities through Clearstream and Euroclear will be conducted in accordance with their normal rules and operating procedures and in accordance with conventional eurobond practice. Secondary market trading between investors holding interests in global securities through DTC will be conducted according to the rules and procedures applicable to U.S. corporate debt obligations.

Secondary cross-market trading between investors holding interests in global securities through Clearstream or Euroclear and investors holding interests in global securities through DTC participants will be effected on a delivery-against-payment basis through the respective depositories of Clearstream and Euroclear, in such capacity and other DTC participants.

Although DTC, Euroclear and Clearstream are expected to follow the procedures described below in order to facilitate transfers of interests in the global securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time. None of the Depositor, the Servicer nor the Trustee will have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their obligations.

Non-U.S. holders of global securities will be subject to U.S. withholding taxes unless those holders meet certain requirements and deliver appropriate U.S. tax documents to the securities clearing organizations or their participants.

Initial Settlement

The global securities will be registered in the name of Cede & Co. as nominee of DTC. Investors' interests in the global securities will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. Clearstream and Euroclear will hold positions on behalf of their participants through their respective depositories, which in turn will hold such positions in accounts as DTC participants.

Investors electing to hold interests in global securities through DTC participants, rather than through Clearstream or Euroclear accounts, will be subject to the settlement practices applicable to similar issues of mortgage-backed certificate. Investors' securities custody accounts will be credited with their holdings against payment in same-day funds on the settlement date.

Investors electing to hold interests in global securities through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no “lock-up” or restricted period. Interests in global securities will be credited to the securities custody accounts on the settlement date against payment in same-day funds.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

Transfers between DTC Participants. Secondary market trading between DTC participants will be settled using the DTC procedures applicable to similar issues of certificate in same-day funds.

Transfers between Clearstream and/or Euroclear Participants. Secondary market trading between Clearstream participants or Euroclear participants and/or investors holding interests in global securities through them will be settled using the procedures applicable to conventional eurobonds in same-day funds.

Transfers between DTC Seller and Clearstream or Euroclear Purchaser. When interests in global securities are to be transferred on behalf of a seller from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant for a purchaser, the purchaser will send instructions to Clearstream or Euroclear through a Clearstream participant or Euroclear participant at least one business day prior to settlement. Clearstream or the Euroclear operator will instruct its respective depository to receive an interest in the global securities against payment. Payment will include interest accrued on the global securities from and including the last payment date to but excluding the settlement date. Payment will then be made by the respective depository to the DTC participant's account against delivery of an interest in the global securities. After this settlement has been completed, the interest will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream participant's or Euroclear participant's account. The credit of this interest will appear on the next business day and the cash debit will be back-valued to and the interest on the global securities will accrue from, the value date, which would be the preceding day when settlement occurred in New York. If settlement is not completed through DTC on the intended value date, i.e., the trade fails, the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream participants and Euroclear participants will need to make available to the respective clearing system the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement from cash on hand, in which case the Clearstream participants or Euroclear participants will take on credit exposure to Clearstream or the Euroclear operator until interests in the global securities are credited to their accounts one day later.

As an alternative, if Clearstream or the Euroclear operator has extended a line of credit to them, Clearstream participants or Euroclear participants can elect not to pre-position funds and allow that credit line to be drawn upon. Under this procedure, Clearstream participants or Euroclear participants receiving interests in global securities for purchasers would incur overdraft charges for one day, to the extent they cleared the overdraft when interests in the global securities were credited to their accounts. However, interest on the global securities would accrue from the value date. Therefore, the investment income on the interest in the global securities earned during that one-day period would tend to offset the amount of these overdraft charges, although this result will depend on each Clearstream participant's or Euroclear participant's particular cost of funds.

Since the settlement through DTC will take place during New York business hours, DTC participants are subject to DTC procedures for transferring interests in global securities to the respective depository of Clearstream or Euroclear for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the seller settling the sale through a DTC participant, a cross-market transaction will settle no differently than a sale to a purchaser settling through a DTC participant.

Finally, intra-day traders that use Clearstream participants or Euroclear participants to purchase interests in global securities from DTC participants or sellers settling through them for delivery to Clearstream participants or Euroclear participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be available to eliminate this potential condition:

•

borrowing interests in global securities through Clearstream or Euroclear for one day, until the purchase side of the intra-day trade is reflected in the relevant Clearstream or Euroclear accounts, in accordance with the clearing system's customary procedures;

•

borrowing interests in global securities in the United States from a DTC participant no later than one day prior to settlement, which would give sufficient time for such interests to be reflected in the relevant Clearstream or Euroclear accounts in order to settle the sale side of the trade; or

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•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

Transfers between Clearstream or Euroclear Seller and DTC Purchaser. Due to time zone differences in their favor, Clearstream participants and Euroclear participants may employ their customary procedures for transactions in which interests in global securities are to be transferred by the respective clearing system, through the respective depository, to a DTC participant. The seller will send instructions to Clearstream or the Euroclear operator through a Clearstream participant or Euroclear participant at least one business day prior to settlement. Clearstream or Euroclear will instruct its respective depository, to credit an interest in the global securities to the DTC participant's account against payment. Payment will include interest accrued on the global securities from and including the last payment date to but excluding the settlement date. The payment will then be reflected in the account of the Clearstream participant or Euroclear participant the following business day and receipt of the cash proceeds in the Clearstream participant's or Euroclear participant's account would be back-valued to the value date, which would be the preceding day, when settlement occurred through DTC in New York. If settlement is not completed on the intended value date, i.e., the trade fails, receipt of the cash proceeds in the Clearstream participant's or Euroclear participant's account would instead be valued as of the actual settlement date.

Certain U.S. Federal Income Tax Documentation Requirements

A beneficial owner who is an individual or corporation holding the global security on its own behalf of global securities holding securities through Clearstream or Euroclear or through DTC if the holder has an address outside the U.S., will be subject to the 30% U.S. withholding tax that typically applies to payments of interest, including original issue discount, on registered debt issued by U.S. persons, unless:

•

each clearing system, bank or other institution that holds customers' securities in the ordinary course of its trade or business in the chain of intermediaries between the beneficial owner or a foreign corporation or foreign trust and the U.S. entity required to withhold tax complies with applicable certification requirements; and

•	the beneficial owner takes one of the following steps to obtain an exemption or reduced tax rate:
•

Exemption for Non-U.S. Persons—Form W-8BEN. Beneficial holders of global securities that are Non-U.S. persons generally can obtain a complete exemption from the withholding tax by filing a signed Form W-8BEN or Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding. Non-U.S. persons residing in a country that has a tax treaty with the United States can obtain an exemption or reduced tax rate, depending on the treaty terms, by filing Form W-8BEN. If the information shown on Form W-8BEN changes, a new Form W-8BEN must be filed within 30 days of the change.

•

Exemption for Non-U.S. persons with effectively connected income—Form W-8ECI. A Non-U.S. person, including a non-U.S. corporation or bank with a U.S. branch, for which the interest income is effectively connected with its conduct of a trade or business in the United States, can obtain an exemption from the withholding tax by filing Form W-8ECI or Certificate of Foreign Person's Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States.

•	Exemption for U.S. Persons—Form W-9. U.S. persons can obtain a complete exemption from the withholding tax by filing Form W-9 or Payer's Request for Taxpayer Identification Number and Certification.

U.S. Federal Income Tax Reporting Procedure. The holder of a global security or, in the case of a Form W-8BEN or Form W-8ECI filer, his agent, files by submitting the appropriate form to the person through whom it holds the security—the clearing agency, in the case of persons holding directly on the books of the clearing agency. Form W-8BEN and Form W-8ECI generally are effective until the third succeeding calendar year from the date the form is signed. However, the W-8BEN and W-8ECI with a taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports at least annually to the beneficial owner on Form 1042-S. The term “U.S. person” means:

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•	a citizen or resident of the United States;
•

a corporation, partnership or other entity treated as a corporation or a partnership for United States federal income tax purposes organized in or under the laws of the United States or any state thereof, including for this purpose the District of Columbia, unless, in the case of a partnership, future Treasury regulations provide otherwise;

•	an estate that is subject to U.S. federal income tax regardless of the source of its income; or
•

a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If the information shown on Form W-8BEN or Form W-8ECI changes, a new Form W-8BEN or Form W-8ECI, as applicable, must be filed within 30 days of the change. Certain trusts not described in the final bullet of the preceding sentence in existence on August 20, 1996 that elect to be treated as a United States Person will also be a U.S. person. The term “Non-U.S. person” means any person who is not a U.S. person. This summary does not deal with all aspects of U.S. federal income tax withholding that may be relevant to foreign holders of the global securities. Investors are advised to consult their own tax advisors for specific tax advice concerning their holding and disposing of the global securities.

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